Exhibit 99.2

Execution Copy

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SOUTHCROSS HOLDINGS LP

a Delaware Limited Partnership

Dated as of April 13, 2016

LIMITED PARTNERSHIP INTERESTS IN SOUTHCROSS HOLDINGS LP, A DELAWARE LIMITED PARTNERSHIP, HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE. THE INTERESTS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE INTERESTS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SOUTHCROSS HOLDINGS LP, AS SUCH MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

1.1.	Certain Definitions	1

1.2.	Construction	22

ARTICLE II	ORGANIZATION	22

2.1.	Continuation of the Partnership	22

2.2.	Name	22

2.3.	Registered Office; Registered Agent	22

2.4.	Principal Office	22

2.5.	Purpose; Powers	22

2.6.	Fiscal Year	23

2.7.	Foreign Qualification Governmental Filings	23

2.8.	Term	23

ARTICLE III	PARTNERS; DISPOSITIONS OF INTERESTS	23

3.1.	Partners	23

3.2.	Liability of Partners	23

3.3.	Restrictions on Management by Limited Partners	24

3.4.	Restrictions on the Transfer of Interests	24

3.5.	Additional Partners	25

3.6.	Liability to Third Parties	26

3.7.	Tag Along Rights	27

3.8.	Drag Along Rights	30

3.9.	Limitation of Rights	32

3.10.	Indirect Transfers	32

3.11.	Liquidity Event	35

3.12.	Certain Events Not Deemed Transfers	38

3.13.	Determination of Fair Market Value	38

ARTICLE IV	CAPITAL CONTRIBUTIONS	39

4.1.	Interests	39

4.2.	Return of Contribution	43

4.3.	Withdrawal of Capital	43

4.4.	Capital Accounts	43

i

4.5.	Class B Units Generally	43

4.6.	Unit Certificates	45

ARTICLE V	DISTRIBUTIONS AND ALLOCATIONS	46

5.1.	Distributions	46

5.2.	Tax Distributions	49

5.3.	Allocations	51

5.4.	Withholding	57

ARTICLE VI	MANAGEMENT	58

6.1.	Management	58

6.2.	Supermajority Vote; Majority Vote	58

6.3.	Officers	62

6.4.	Annual Budget	63

6.5.	Limitation of Liability; Indemnification	65

6.6.	Directors’ and Officers’ Insurance	66

6.7.	Limitation of Duties; Waiver of Fiduciary Duties	67

ARTICLE VII	RIGHTS OF PARTNERS; CONFIDENTIALITY	67

7.1.	Access to Information	67

7.2.	Financial Reports	68

7.3.	Audits	68

7.4.	Confidentiality	69

7.5.	Press Releases	71

7.6.	Reimbursement of Expenses	71

ARTICLE VIII	TAXES	71

8.1.	Tax Returns	71

8.2.	Tax Elections	71

8.3.	Tax Characterization of the Partnership	72

8.4.	Tax Matters Representative	72

8.5.	Tax Information	73

ARTICLE IX	BOOKS, RECORDS, AND BANK ACCOUNTS	73

9.1.	Maintenance of Books and Records	73

9.2.	Bank Accounts	73

ARTICLE X	DISSOLUTION, LIQUIDATION, TERMINATION AND CONVERSION	73

10.1.	Dissolution	73

10.2.	Liquidation and Termination	73

10.3.	Cancellation of Filing	74

ARTICLE XI	GENERAL PROVISIONS	75

11.1.	Offset	75

11.2.	Notices	75

11.3.	Entire Agreement; Supersedure	75

11.4.	Effect of Waiver or Consent	75

11.5.	Amendment or Modification	75

11.6.	Binding Effect	76

11.7.	Governing Law; Severability	76

11.8.	Consent to Jurisdiction; Waiver of Jury Trial	76

11.9.	Dispute Resolution	77

11.10.	Further Assurances	78

11.11.	Waiver of Certain Rights	78

11.12.	Title to Partnership Property	78

11.13.	Counterparts	78

11.14.	Electronic Transmissions	78

11.15.	Aggregation of Interests	78

11.16.	Class A-II Representative	79

Exhibit A – Partners, Classes, Capital Contributions and Units

Exhibit B – Ultimate Parents of Lenders

Exhibit C – Officers

Exhibit D – Joinder Agreement

Exhibit E – Representations and Warranties

Exhibit F – Class A-II Representative Rights and Obligations

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SOUTHCROSS HOLDINGS LP

This THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”), dated as of April 13, 2016 (the “Effective Date”), of Southcross Holdings LP, a Delaware limited partnership (the “Partnership”), is made and entered into by and among Southcross Holdings GP LLC, a Delaware limited liability company (the “General Partner”), EIG BBTS Holdings, LLC, a Delaware limited liability company (“EIG”), TW Southcross Aggregator LP, a Delaware limited partnership (“Tailwater”), and the Lenders.

WHEREAS, on June 9, 2014, the General Partner and BBTS Borrower LP, a Delaware limited partnership (“BBTS”), formed the Partnership by filing a certificate of limited partnership with the Delaware Secretary of State and entered into a Limited Partnership Agreement of the Partnership (the “Initial Partnership Agreement”) to set forth the respective rights and obligations of the General Partner and BBTS with respect to the Partnership;

WHEREAS, the Initial Partnership Agreement was amended and restated as of August 4, 2014 (such amended and restated Partnership Agreement, the “First Amended and Restated Partnership Agreement”), and the First Amended and Restated Partnership Agreement was subsequently amended and restated as of November 21, 2014 (such amended and restated Partnership Agreement, the “Second Amended and Restated Partnership Agreement”);

WHEREAS, in connection with the consummation of the transactions contemplated by the RSA, the General Partner and the Limited Partners desire to amend and restate the Second Amended and Restated Partnership Agreement in the manner set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual agreements set forth in this Agreement and intending to be legally bound, the parties hereto hereby amend and restate the Second Amended and Restated Partnership Agreement in its entirety to read as follows:

ARTICLE I

DEFINITIONS

1.1.          Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Access Partner” means each of EIG, Tailwater, the Lenders (on a collective basis acting as a group) and any other Partner of the Partnership holding at least ten percent (10%) of the outstanding Class A Units.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any corresponding provisions of succeeding law. All references to provisions of the Act shall be deemed to refer, if applicable, to their successor statutory provisions to the extent appropriate in light of the context herein in which such references are used.

“Adjusted Capital Account” means, with respect to any Partner, the balance, if any, in such Partner’s Capital Account as of the end of the relevant Tax Year, Allocation Period or other relevant period, after giving effect to the following adjustments:

(a)           add to such Capital Account any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Partnership pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)           subtract from such Capital Account such Partner’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the first Person. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by agreement or otherwise; provided, however, that with respect to any Partner, the term “Affiliate” shall not include the General Partner, the Partnership, SXE or any of their respective Subsidiaries.

“Appointment Agreement and Joinder” has the meaning set forth in Section 11.16(a).

“Agreement” has the meaning set forth in the introductory paragraph, as it may be further amended, modified, supplemented or restated from time to time, or any successor agreement.

“Allocation Period” means (a) the period commencing on the day following the Effective Date and ending on the last day of the Partnership's Tax Year, (b) any subsequent period commencing on the first day of the Partnership’s Tax Year and ending on the last day of the Partnership’s Tax Year, or (c) any portion of any period described in clause (a) or (b) for which the Partnership is required to allocate Profits, Losses, and other items of Partnership income, gain, loss, or deduction pursuant to Section 5.3.

“Amended Drag-Along Notice” has the meaning set forth in Section 3.8(b).

“Amended Tag-Along Notice” has the meaning set forth in Section 3.7(b).

“Annual Budget” means each annual operating, general and administrative expense and capital budget of the Partnership for a given calendar year (or the portion of calendar year 2016 from the date of this Agreement through December 31, 2016, in the case of the Initial Budget), as approved, revised or otherwise modified by the General Partner or effective pursuant to Section 6.4(f), as such budget may be modified or amended from time to time by the General Partner or with the approval of the General Partner.

“Approved Exit” has the meaning set forth in Section 3.11(a).

“Asserting Party” has the meaning set forth in the definition of Redirected Distribution Amount.

“Available Cash” means the sum of (a) gross cash proceeds from the operations of the Partnership or its Subsidiaries, as applicable (including sales and dispositions of property whether or not in the ordinary course of business), (b) any net cash proceeds from any issuance of equity or refinancing of debt or new debt issuance or incurrence (other than amounts contributed pursuant to a Capital Call Notice), and (c) other cash on hand less amounts used to pay or establish reserves for not less than the following three (3) months for all expenses of the Partnership or its Subsidiaries, as applicable (including general and administrative expenses), contract and marketing costs, debt payments, taxes, capital expenditures, replacements, future acquisitions and investments and contingencies as set forth in the Annual Budget (including any amendments thereto), all as reasonably determined on a periodic basis by the General Partner.

“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law has been commenced against such Person and one hundred twenty (120) days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and ninety (90) days have expired without the appointment’s having been vacated or stayed, or ninety (90) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“BBTS” has the meaning set forth in the Recitals.

“Board of Directors” means the Board of Directors of the General Partner.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York City, New York or Dallas, Texas, are authorized or obligated by law to close.

“Business Opportunity” has the meaning set forth in Section 6.7(b).

“Capital Account” means the Capital Account maintained for each Partner on the Partnership’s books and records in accordance with the following provisions:

(a)           To each Partner’s Capital Account there will be added (i) the amount of cash and the Gross Asset Value of any other asset contributed by such Partner to the Partnership, (ii) such Partner’s allocable share of Profits and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Section 5.3(b) hereof or other provisions of this Agreement, and (iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

(b)           From each Partner’s Capital Account there will be subtracted (i) the amount of cash and the Gross Asset Value of any other Partnership assets distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner’s allocable share of Losses and any other items in the nature of expenses or losses that are specially allocated to such Partner pursuant to Section 5.3(b) or other provisions of this Agreement, and (iii) liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(c)           Determination of the amount of any liability for purposes of subparagraphs (a) and (b) above will take into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(d)           If all or a portion of an Interest is disposed of accordance with the terms of this Agreement, the Assignee shall succeed to the Capital Account of the transferor to the extent it relates to the Interest so disposed of.

(e)           For purposes of computing the Partners’ Capital Accounts, the Simulated Basis of each Depletable Property of the Partnership will be allocated among the Partners based on their Class A Sharing Percentages.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and will be interpreted and applied in a manner consistent with such Treasury Regulations.

“Capital Call Notice” has the meaning set forth in Section 4.1(d)(i).

“Capital Contribution” means, with respect to any Partner, the amount of money and the Gross Asset Value of any tangible or intangible property (other than money) contributed to the capital of the Partnership by such Partner. Any reference in this Agreement to the Capital Contribution of a Partner shall include any Capital Contribution of its predecessors in interest.

“Certificate” has the meaning set forth in Section 2.1.

“Change in Control” means, (a) with respect to EIG (or any Permitted Transferee of EIG who holds Class A Units), any transaction which results in EIG (or such Permitted Transferee) ceasing to be Controlled by the EIG Group, (b) with respect to Tailwater (or any Permitted Transferee of Tailwater who holds Class A Units), any transaction which results in Tailwater (or such Permitted Transferee) ceasing to be Controlled by the Tailwater Group and (c) with respect to any other Person (for purposes of this definition, the “first Person”), any transaction or series of related transactions pursuant to which any Person (or any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934)) that is not, at the time of the transaction, Affiliated with the first Person, directly or indirectly by acquiring interests in a Parent of the first Person, acquires beneficial ownership of a majority of the outstanding equity interests or Voting Interests in the first Person.

“Class A Limited Partner” means EIG, Tailwater, the Lenders and any other Person acquiring Class A Units, and admitted to the Partnership as a Limited Partner, in accordance with the terms of this Agreement, in each case in such Person’s capacity as a holder of Class A Units.

“Class A Sharing Percentage” means, with respect to any holder of Class A Units, a fraction (expressed as a percentage), the numerator of which is the total number of Class A Units held by such holder and the denominator of which is the total number of Class A Units held by all holders of Class A Units.

“Class A Threshold Amount” means, as of any Distribution Date, with respect to each holder of Class A-I Units, the amount that would be required to be distributed to such holder of Class A-I Units at such time to cause the cumulative amount of cash distributions made pursuant to Section 5.1 and Section 5.2 (to the extent treated as an advanced distribution under Section 5.1) on account of the Class A-I Units issued on the Effective Date to equal the amount that would be required to be distributed with respect to such Class A-I Units at such time to cause the cumulative amount of distributions made with respect to such Class A-I Units pursuant to Section 5.1 and Section 5.2 (to the extent treated as an advanced distribution under Section 5.1) to provide an Internal Rate of Return of twenty percent (20%) on the aggregate amount of the initial Capital Contribution made (or deemed to be made) to the Partnership on the Effective Date (as set forth on Exhibit A opposite the name of such holder of Class A-I Units under the column titled “Initial Capital Contribution”) with respect to such Class A-I Units, including a return of the aggregate amount of such initial Capital Contribution (for the avoidance of doubt, taking into account for such purpose only distributions made with respect to such Class A-I Units pursuant to Section 5.1 and Section 5.2 (to the extent treated as an advanced distribution under Section 5.1), including as a result of a liquidation pursuant to Article X).

“Class A Unit Price” means,

(a)           $1,000 per Class A Unit until the earlier to occur of (i) first Capital Contribution in which each Class A Limited Partner (treating the holders of Class A-II Units on a collective basis) fails to contribute its full Class A Sharing Percentage of such Capital Contribution or (ii) until any Units are issued to any Person who immediately prior to such issuance was not a Limited Partner (each, a “Revaluation Event”), and

(b)           for purposes of the first Revaluation Event and each Capital Contribution thereafter pursuant to which Class A Units are issued, the Class A Unit Fair Market Value.

“Class A Units” means, together, the Class A-I Units and Class A-II Units of the Partnership.

“Class A Unit Fair Market Value” the amount that would be distributed to a Class A Limited Partner on account of a Class A Unit if an amount equal to the Partnership Sale Value was distributed pursuant to Section 5.1.

“Class A-I Sharing Percentage” means, with respect to any holder of Class A-I Units, a fraction (expressed as a percentage), the numerator of which is the total number of Class A-I Units held by such holder and the denominator of which is the total number of Class A-I Units held by all holders of Class A-I Units.

“Class A-I Units” means the units of the Partnership designated as Class A-I Units and having the rights associated with Class A-I Units as described herein.

“Class A-II Recovery Distribution” has the meaning set forth in Section 5.1(g).

“Class A-II Representative” means a Person to be appointed by the General Partner pursuant to Section 11.16 to act as a service provider for the General Partner in respect of the Class A-II Unit holders, in such capacity, and any successor in such capacity appointed in accordance with Exhibit F.

“Class A-II Representative Indemnitee” has the meaning assigned to such term in Section 7.2 of Exhibit F hereto.

“Class A-II Sharing Percentage” means, with respect to any holder of Class A-II Units, a fraction (expressed as a percentage), the numerator of which is the total number of Class A-II Units held by such holder and the denominator of which is the total number of Class A-II Units held by all holders of Class A-II Units.

“Class A-II Units” means the units of the Partnership designated as Class A-II Units and having the rights associated with Class A-II Units as described herein, provided that at any time Equivalent Securities are outstanding, such Equivalent Securities (on an as converted basis) shall be deemed to be “Class A-II Units” for all purposes of this Agreement (other than distributions pursuant to Section 5.1 or Section 5.2 (and any calculations or determinations related thereto)).

“Class B Award Agreement” means any Class B Award Agreement between the Partnership and a Class B Unit recipient.

“Class B Limited Partner” means any Person acquiring Class B Units, and admitted to the Partnership as a Limited Partner, in accordance with the terms of this Agreement, in each case in such Person’s capacity as a holder of Class B Units.

“Class B Plan” means that certain Class B Plan of the Partnership, dated as of the Effective Date, as it may be amended.

“Class B Sharing Percentage” means, with respect to any holder of Class B Units, a fraction (expressed as a percentage), the numerator of which is the total number of Class B Units held by such holder and the denominator of which is the total number of Class B Units held by all holders of Class B Units.

“Class B Units” means the units of the Partnership designated as Class B Units and having the rights associated with Class B Units as described herein.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Compensatory Interests” has the meaning set forth in Section 4.5(c).

“Control,” “Controlling” or “Controlled” means, as to a specified Person, the beneficial ownership, directly or indirectly, of more than 50% of the voting power of the outstanding Voting Interests of such Person or the power or authority, by contract or otherwise, to direct the management, activities or policies of such Entity.

“Conversion Notice” has the meaning set forth in Section 4.1(e)(iv).

“Cure Notice” has the meaning set forth in Section 3.10(c).

“Cure Period” has the meaning set forth in Section 3.10(c).

“Current Market Value” when used with reference to any capital stock or other security on any date means: (a) if the capital stock or security is then listed or admitted to trading on a national securities exchange, is quoted on the OTC Bulletin Board or is quoted on any other interdealer quotation system or regularly quoted by member firms of the Financial Industry Regulatory Authority, the volume weighted average of the Trading Prices of such security on the date of determination (if a trading day) and on each of the five (5) trading days immediately preceding, and on each of the five (5) trading days immediately following, the date of the determination (any such capital stock or security so listed, traded or quoted being referred to as “Publicly Traded”) or (b) if the capital stock or security is not Publicly Traded, the Fair Market Value of such capital stock or security.

“Damages” has the meaning set forth in Section 6.5(b).

“Depletable Property” means each separate oil and gas property as defined in Code Section 614 owned by the Partnership as a result of a Capital Contribution, acquisition or otherwise.

“Depreciation” means, for each Allocation Period or other period, an amount equal to the depreciation, amortization or other cost recovery deduction (other than Simulated Depletion) allowable for U.S. federal income tax purposes with respect to an asset for such Allocation Period or other period, except that (a) with respect to any property the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Allocation Period or other period will be the amount of book basis recovered for such Allocation Period or other period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2) and (b) with respect to any other property the Gross Asset Value of which differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Allocation Period or other period, Depreciation for such Allocation Period or other period will be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Period or other period bears to such beginning adjusted tax basis. Notwithstanding the foregoing, if the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Period or other period is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Depreciation Recapture” has the meaning set forth in Section 5.3(c)(iii)(B).

“Designating Party” has the meaning set forth in the GP Agreement.

“DIP Credit Agreement” means that certain Secured Superpriority Debtor In Possession Credit, Guarantee and Security Agreement, dated as of March 29, 2016, by and among the Partnership, the other members of the Partnership Group signatory thereto, and Wilmington Trust, National Association, as administrative and collateral agent, as it may be amended from time to time.

“Director” or “Directors” means any member or members of the Board of Directors.

“Dispute” has the meaning set forth in Section 11.9(a).

“Distributable Property” means Available Cash and non-cash proceeds from sales and dispositions of property of the Partnership and its Subsidiaries.

“Distribution Date” means the time of any applicable distribution being made pursuant to Section 5.1, including as a result of a liquidation pursuant to Article X.

“Distribution Threshold” has the meaning set forth in Section 4.5(b).

“Drag-Along Notice” has the meaning set forth in Section 3.8(b).

“Drag-Along Participant” has the meaning set forth in Section 3.8(a).

“Drag-Along Sale” has the meaning set forth in Section 3.8(a).

“Drag-Along Seller” has the meaning set forth in Section 3.8(a).

“Drag-Along Transferee” has the meaning set forth in Section 3.8(a).

“Drag Transferring Persons” has the meaning set forth in Section 3.8(b).

“Dropdown Transaction” means a contribution by the Partnership, the General Partner or the Subsidiaries of the Partnership of all or a portion of their assets to any member of the SXE Group.

 “Effective Date” has the meaning set forth in the introductory paragraph hereof.

“EIG” has the meaning set forth in the introductory paragraph hereof and includes any successor to EIG and any Transferee of all but not less than all of EIG’s Interest.

“EIG DIP Amount” has the meaning set forth in Section 4.1(c)(i).

“EIG Group” means EIG Energy Fund XIV, L.P., EIG Energy Fund XIV-A, L.P., EIG Energy Fund XIV-B, L.P., EIG Energy Fund XIV (Cayman), L.P., EIG Energy XIV Blocker (BBTS), LLC, EIG Energy Fund XV, L.P., EIG Energy Fund XV-A, L.P., EIG Energy Fund XV-B, L.P., EIG Energy Fund XV (Cayman), L.P., EIG Energy XV (BBTS) Blocker, L.P., and their respective Affiliates and any investment fund or separate account managed by any of the foregoing.

“Emergency Expenditures” means expenditures which are reasonably necessary to be expended in order to mitigate or remedy the endangerment of property, the health or safety of any Person or the environment.

“Entity” means any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, unincorporated association, estate or other entity.

“Equity Security” means (a) the equity ownership rights in a business Entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business Entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, and (b) also includes all Equity Interest Equivalents.

“Equity Interest Equivalents” means all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Security described in clause (a) of the definition thereof at the time of issuance or upon the passage of time or occurrence of some future event.

“Equivalent Security” has the meaning set forth in Section 4.1(e)(i).

“Exercising Partners” has the meaning set forth in Section 3.10(b).

“Fair Market Value” means the fair market value as determined in good faith by the General Partner; provided that the determination of Fair Market Value shall be subject to Section 3.13. In determining the Fair Market Value of any non-cash property, all factors which the General Partner determines might reasonably affect such value shall be taken into account; provided, however, that (a) the Fair Market Value of any non-cash property that consists of Publicly Traded securities or similar instruments shall be the Current Market Value thereof determined by reference to a record date which shall be fixed by the General Partner as of a date not less than five (5) trading days before and no more than ten (10) trading days before the proposed action requiring a determination of Fair Market Value of any such non-cash property and (b) in no event shall any non-cash property be valued at less than the price at which the Partnership can require a third Person to buy the non-cash property, taking into account the creditworthiness of the Person with such purchase obligation, the availability of any collateral for the obligation, and other factors that the General Partner deems appropriate. The Fair Market Value shall be determined without reduction based upon any lack of control, minority ownership, marketability or other similar discounts.

“First Amended and Restated Partnership Agreement” has the meaning set forth in the Recitals.

“First Priority Amount” means, as of any Distribution Date, with respect to each holder of Class A Units, the amount that would be required to be distributed to such holder of Class A Units at such time to cause the cumulative amount of distributions made pursuant to Section 5.1 and Section 5.2 (to the extent treated as an advanced distribution under Section 5.1) on account of the Class A Units held by such holder to equal the amount that would be required to be distributed with respect to such Class A Units at such time to cause the cumulative amount of distributions made with respect to such Class A Units pursuant to Section 5.1 and Section 5.2 (to the extent treated as an advanced distribution under Section 5.1) to provide an Internal Rate of Return of eight percent (8%) on the aggregate amount of all Capital Contributions made (or deemed to be made) to the Partnership at such time with respect to such Class A Units, including a return of the aggregate amount of all Capital Contributions made (or deemed to be made) to the Partnership at such time with respect to such Class A Units (for the avoidance of doubt, taking into account for such purpose only distributions made with respect to such Class A Units pursuant to Section 5.1 and Section 5.2 (to the extent treated as an advanced distribution under Section 5.1), including as a result of a liquidation pursuant to Article X).

“Fiscal Year” has the meaning set forth in Section 2.6.

“FMV Notice” has the meaning set forth in Section 3.13(a).

“FMV Objection” has the meaning set forth in Section 3.13(b).

“FOIA” has the meaning set forth in Section 7.4(c).

“FOIA Limited Partner” has the meaning set forth in Section 7.4(b).

“Fourth Priority Amount” means, as of any Distribution Date, with respect to each holder of Class A Units, the amount that would be required to be distributed to such holder of Class A Units at such time to cause the cumulative amount of distributions made pursuant to Section 5.1 and Section 5.2 (to the extent treated as an advanced distribution under Section 5.1) on account of the Class A Units held by such holder of Class A Units to equal the product of 3.0 multiplied by the aggregate amount of all Capital Contributions made (or deemed to be made) to the Partnership at such time with respect to such Class A Units (for the avoidance of doubt, taking into account for such purpose only distributions made to such holders pursuant to Section 5.1 and Section 5.2 (to the extent treated as an advanced distribution under Section 5.1), including as a result of a liquidation pursuant to Article X).

“Fully Participating Partners” has the meaning set forth in Section 4.1(d)(i).

“GAAP” has the meaning set forth in Section 7.2(a).

“General Partner” has the meaning set forth in the introductory paragraph of this Agreement and includes any successor to the General Partner and any Transferee of all but not less than all of the General Partner’s Interest in the Partnership.

“GP Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the General Partner, as it may be amended, modified, supplemented or restated from time to time, or any successor agreement.

“GP Obligation” means (a) any indemnity obligation owed by the General Partner to any of its officers or directors or any third party and (b) any obligation owed by the General Partner for any taxes and any tax, accounting, legal advisors or any other party that performs general and administrative services on behalf of the General Partner that are reasonably necessary to the conduct of the business of the General Partner.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a)           The initial Gross Asset Value of any asset contributed by a Partner to the Partnership is the gross fair market value of such asset as agreed upon between the General Partner and the contributing Partner at the time of contribution; provided that the General Partner, each Lender, EIG and Tailwater hereby agree (i) that the Gross Asset Value of the obligations contributed to the Partnership by each Lender on the Effective Date shall equal the amounts set forth opposite each such Lender’s name on Exhibit A in the column titled “Initial Capital Contribution”, (ii) that the Gross Asset Value of the EIG DIP Amount contributed by EIG on the Effective Date shall equal $16,000,000 and (iii) that the Gross Asset Value of the Tailwater DIP Amount contributed by Tailwater on the Effective Date shall equal $16,000,000.

(b)           The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Directors, in a manner that is consistent with Code Section 7701(g) and this Agreement, as of the following times:

(i)            the acquisition of an additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution or as consideration for the performance of services on behalf of the Partnership;

(ii)           the distribution by the Partnership to a Partner of more than a de minimis amount of property other than money as consideration for an Interest;

(iii)          the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv)          at such other times as the Board of Directors may reasonably determine to be necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2; provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board of Directors reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(c)           The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross Fair Market Value of such asset (taking Code Section 7701(g) into account) on the date of distribution.

(d)           The Gross Asset Values of Partnership assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), except that Gross Asset Values will not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e)           If the Gross Asset Values of Partnership assets has been determined or adjusted pursuant to clauses (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Deprecation taken into account with respect to such property for purposes of computing Profits and Losses and for purposes of computing Simulated Depletion and other items allocated pursuant to Article V.

“Indemnitee” means (a) the General Partner, (b) each Officer or officer the General Partner, (c) the Directors, (d) each Organizing Person, (e) the Tax Matters Representative (or Person acting in a similar capacity), (f) any Person who is or was an Affiliate of the Partnership (other than any Person in the SXE Group), (g) any Person who is or was a partner, officer, director, employee, agent, fiduciary or trustee of the Partnership or any Affiliate of the Partnership (other than any Person in the SXE Group), (h) any Person who is or was serving at the request of the Partnership or any Affiliate of the Partnership (other than any Person in the SXE Group) as a partner, officer, director, employee, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (i) any Person the Partnership designates as an “Indemnitee” for purposes of this Agreement.

“Indemnity Agreement” means that certain Indemnification Agreement, dated as of the Effective Date, among the General Partner, the Partnership and the other parties signatory thereto.

“Independent Appraiser” means an independent investment bank or appraisal firm with no material engagement within the three years prior to any engagement under this Agreement (other than as an Independent Appraiser pursuant to this Agreement) with the Partnership, any Partner or their Affiliates with experience involving non-public securities in the midstream industry.

“Indirect Parent Transfer” has the meaning set forth in Section 3.10(a).

“Initial Appraiser” has the meaning set forth in Section 3.10(b)(i).

“Initial Budget” has the meaning set forth in Section 6.4(a).

“Initial Partnership Agreement” has the meaning set forth in the Recitals.

“Interest” means the limited partnership interest of a Partner in the Partnership at any particular time, including, without limitation, all Units and Equivalent Securities held by such Partner.

“Interest Rate” means a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by JPMorgan Chase Bank (or its successor) from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, compounded annually, and (b) the maximum rate permitted by applicable law.

“Internal Rate of Return” means the annualized internal rate of return calculated at the applicable time using the “XIRR” function on Microsoft Excel, with an array of values, with capital contributions made by a holder of Class A Units with respect to its Class A Units as negative values and distributions received by such holder of Class A Units on account of its Class A Units as positive values. The Internal Rate of Return shall be computed with annual compounding. If Microsoft Excel is no longer available or if the Microsoft Excel spreadsheet formula is changed, the foregoing formula shall be adjusted as necessary so as to achieve an equivalent result.

“IPT Exercise Notice” has the meaning set forth in Section 3.10(a)(ii).

“IPT Notice” has the meaning set forth in Section 3.10(a).

“IPT Notice Recipient” has the meaning set forth in Section 3.10(a)(i).

“IPT Transaction Value” has the meaning set forth in Section 3.10(a)(i).

“Joinder” has the meaning set forth in Section 3.4(b).

“Lenders” means each holder of Class A-II Units as of the Effective Date.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, right of first refusal or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract or agreement to give any of the foregoing.

“Limited Partner” means each Class A Limited Partner, Class B Limited Partner and each other Person hereafter admitted as a Limited Partner of the Partnership in accordance with this Agreement.

“Liquidation Event” has the meaning set forth in Section 10.1.

“Liquidity Event” means a (a) Qualified IPO and (b) any other event wherein cash or cash equivalent proceeds to the Partners (and any assignees) on account of their respective Interests in the Partnership are generated outside the ordinary operation of the Partnership Group in conjunction with a disposition of equity of the General Partner and/or the Partnership Group (by merger, consolidation or otherwise) or all or any material portion of the assets of the General Partner and the Partnership Group, other than a Tag-Along Sale or a Drag-Along Sale.

“LLC Units” means Units (as defined in the GP Agreement).

“Midstream Activities” means any business activity that is generally considered in the oil and gas industry to be part of the “midstream sector,” including the development, construction, ownership, operation or acquisition of assets for the gathering, processing, storing, transporting and marketing of hydrocarbons (including oil, condensate, natural gas and natural gas liquids), including hydrocarbon terminals, hydrocarbon storage complexes, hydrocarbon gathering and transload facilities, pipeline, platform, dehydration, distillation, stabilization, fractionation, processing, treating, compression and similar systems, facilities, and related infrastructure, and other facilities for the refining, gathering, transporting (by barge, pipeline, rail, ship, truck or other mode of transportation), terminaling, storing, processing, treating, compressing, dehydrating, blending, fractionating, pumping, and otherwise handling of hydrocarbons.

“Neutral Appraiser” has the meaning set forth in Section 3.10(b)(ii).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Offeror” has the meaning set forth in Section 3.10(a).

“Officer” has the meaning set forth in Section 6.3.

“Organizing Person” means each Person executing the Certificate on behalf of the General Partner or the Partnership.

“Parent” means with respect to any Entity, any other Entity that Controls such first Entity.

“Partner” means the General Partner and the Limited Partners and any Person admitted to the Partnership as a Partner after the Effective Date in accordance with this Agreement.

“Partner Indemnitors” has the meaning set forth in Section 6.5(f).

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i).

“Partner Nonrecourse Debt” has the meaning set forth for such term in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth for such term in Treasury Regulations Section 1.704-2(i).

“Partnership” has the meaning set forth in the introductory paragraph hereof.

“Partnership Group” means the Partnership and its Subsidiaries.

“Partnership Minimum Gain” has the meaning set forth for such term in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1).

“Partnership Sale Value” means the amount that the Partnership would receive in an all cash sale of all of the assets and businesses of the Partnership and its wholly owned Subsidiaries as a going concern (giving effect to (a) all existing Liens on such assets and (b) all outstanding indebtedness for borrowed money, of the Partnership and its wholly-owned Subsidiaries) in an arm’s length transaction with an unaffiliated third-party consummated immediately preceding the event giving rise to the determination of the Partnership Sale Value (assuming that all of the proceeds of such sale were paid directly to the Partnership).

“Permitted Transferee” has the meaning set forth in Section 3.4(d).

“Person” means any individual or Entity.

“Primary Objecting Holder” has the meaning set forth in Section 3.13(b).

“Primary Exercising Partner” has the meaning set forth in Section 3.10(b).

“Prior Credit Agreement” means that certain Credit Agreement dated as of August 4, 2014, by and among Southcross Holdings Guarantor LP, Southcross Holdings Borrower GP LLC, Southcross Holdings Borrower LP, the guarantors party thereto, the lenders party thereto, and UBS AG, Stamford Branch, as administrative and collateral agent.

“Priority Amount” has the meaning set forth in Section 4.1(d).

“Profits” and “Losses” means, for each Allocation Period or other period, an amount equal to the Partnership’s taxable income or loss for such Allocation Period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments (without duplication):

(a)           any income of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses will increase the amount of such income and/or decrease the amount of such loss;

(b)           any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses will decrease the amount of such income and/or increase the amount of such loss;

(c)           gain or loss resulting from any disposition of any Partnership assets (other than Depletable Property) where such gain or loss is recognized for U.S. federal income tax purposes will be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(d)           gain or loss resulting from any disposition of a Depletable Property shall be treated as being equal to the corresponding Simulated Gain or Simulated Loss, as applicable;

(e)           in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, Depreciation will be taken into account for such Allocation Period or other period;

(f)            to the extent an adjustment to the adjusted tax basis of any Partnership assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interest, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for the purposes of computing Profits and Losses;

(g)           if the Gross Asset Value of any Partnership asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment will be taken into account in the Allocation Period of such adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

(h)           notwithstanding any other provision of this definition of Profits and Losses, any items that are specially allocated pursuant to Section 5.3(b) will not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 5.3(b) will be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

“Proposed Budget” has the meaning set forth in Section 6.4(c).

“Proposed Rules” has the meaning set forth in Section 4.5(c).

“Prudent Industry Practices” means, at a particular time, any of the practices, methods, standards of care, skill, safety and diligence, as the same may change from time to time, but applied in light of the facts known at the time, that are consistent with the general standards applied or utilized under comparable circumstances by a reasonably prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good midstream industry practice.

“Public Offering” means the sale in a firm underwritten public offering registered under the Securities Act of any class of Equity Securities of the Partnership (or any successor thereto).

“Publicly Traded” has the meaning set forth in the definition of Current Market Value.

“Qualified IPO” means any transaction that results in at least $75 million of Equity Securities of the Partnership or any successor thereto being Publicly Traded pursuant to an underwritten Public Offering of securities.

“Redirected Distribution Amount” means any amounts paid by the Partnership to any Class A-II Representative Indemnitee pursuant to Section 7 of Exhibit F in connection with, as a result of or arising out of any claim, demand, proceeding or litigation asserted by any holder of Class A-II Units (such holder, an “Asserting Party”) and not reimbursed by the Asserting Party or the other holders of Class A-II Units within 30 days of demand therefor.

“Registration Rights Agreement” means a registration rights agreement, in a form reasonably acceptable to the Limited Partner entering into such agreement, relating to the registration of Equity Securities of the applicable issuer held by such Limited Partner.

“Restructuring Documents” means (a) the Indemnity Agreement and (b) the indemnification and releases by the Partnership set forth in the Plan (as defined in the RSA), including pursuant to Article V.B. and Article VIII.B and D. thereof.

“Revaluation Event” has the meaning set forth in the definition of Class A Unit Price.

“Revised Class A Sharing Percentage” means (a) with respect to holders of Class A-I Units (in the aggregate), a fraction (expressed as a percentage) the numerator of which shall equal the sum of 153,015.30 plus the aggregate number of Class A-I Units issued after the Effective Date, and the denominator of which shall equal the total number of Class A Units held by all holders of Class A Units on the applicable Distribution Date, and (b) with respect to holders of Class A-II Units (in the aggregate), a fraction (expressed as a percentage) the numerator of which shall equal the sum of 102,010.20 plus the aggregate number of Class A-II Units issued after the Effective Date, and the denominator of which shall equal the total number of Class A Units held by all holders of Class A Units on the applicable Distribution Date.

“RSA” means that certain Restructuring Support and Lock-Up Agreement, dated March 21, 2016, by and among the Partnership and each of the other parties signatory thereto.

“Rules” has the meaning set forth in Section 11.9(a).

“Safe Harbor Election” has the meaning set forth in Section 4.5(c).

“Second Amended and Restated Partnership Agreement” has the meaning set forth in the Recitals.

“Second Appraiser” has the meaning set forth in Section 3.10(b)(ii).

“Second Priority Amount” means, as of any Distribution Date, with respect to each holder of Class A Units, the amount that would be required to be distributed to such holder of Class A Units at such time to cause the cumulative amount of distributions made pursuant to Section 5.1 and Section 5.2 (to the extent treated as an advanced distribution under Section 5.1) on account of the Class A Units held by such holder of Class A Units to equal the product of 2.0 multiplied by the aggregate amount of all Capital Contributions made (or deemed to be made) to the Partnership at such time with respect to such Class A Units (for the avoidance of doubt, taking into account for such purpose only distributions made to such holders pursuant to Section 5.1 and Section 5.2 (to the extent treated as an advanced distribution under Section 5.1), including as a result of a liquidation pursuant to Article X).

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Set-Off Distribution” has the meaning set forth in Section 5.1(g).

“Simulated Basis” shall mean the book value of any Depletable Property. The Simulated Basis of each Depletable Property shall be allocated to each Partner in accordance with such Partner’s Class A Sharing Percentage as of the time such Depletable Property is contributed to or acquired by the Partnership (and any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis shall be allocated among the Partners in a manner designed to cause the Partners’ proportionate shares of such Simulated Basis to be in accordance with their Class A Sharing Percentages as determined at the time of any such additions), and shall be reallocated among the Partners in accordance with the Partners’ Class A Sharing Percentages as determined immediately following the occurrence of an event giving rise to an adjustment to the book value of the Partnership’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value.

“Simulated Depletion” shall mean, with respect to each Depletable Property, a depletion allowance computed in accordance with U.S. federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the book value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis. For purposes of computing Simulated Depletion, the General Partner will apply on a property by property basis the simulated percentage depletion method or the simulated cost depletion method, as determined by the General Partner, under Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Gain” or “Simulated Loss” shall mean the simulated gain or simulated loss computed by the Partnership with respect to each amount of gain or loss realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Subject Company” has the meaning set forth in Section 3.10(a).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. Notwithstanding the foregoing, neither SXE nor any of its subsidiaries shall be considered a Subsidiary of the Partnership.

“SXE” means Southcross Energy Partners LP, a Delaware limited partnership.

“SXE GP” means Southcross Energy Partners GP, LLC.

“SXE Group” means SXE and its Subsidiaries.

“Tag-Along Notice” has the meaning set forth in Section 3.7(b).

“Tag-Along Sale” has the meaning set forth in Section 3.7(a).

“Tag-Along Sale Percentage” means a number, expressed as a percentage, equal to the number of Class A Units of the Tag-Along Seller proposed to be transferred in a Tag-Along Sale divided by the total number of Class A Units held by such Tag-Along Seller as of the date of the applicable Tag-Along Notice.

“Tag-Along Seller” has the meaning set forth in Section 3.7(a).

“Tag-Along Transferee” has the meaning set forth in Section 3.7(a).

“Tag Transferring Person” has the meaning set forth in Section 3.7(b).

“Tailwater” has the meaning set forth in the introductory paragraph hereof and includes any successor to Tailwater and Transferee of all but not less than all of Tailwater’s Interest.

“Tailwater DIP Amount” has the meaning set forth in Section 4.1(c)(ii).

“Tailwater Group” means Tailwater, Tailwater Capital LLC, Tailwater Energy Fund I, LP, Tailwater Energy Fund II LP, TW BBTS Aggregator LP, and each of their respective Affiliates.

“Tax Amount” means has the meaning set forth in Section 5.2(b).

“Tax Distribution” has the meaning set forth in Section 5.2(a).

“Tax Matters Representative” has the meaning set forth in Section 8.4.

“Tax Year” has the meaning set forth in Section 2.6.

“Third Priority Amount” means, as of any Distribution Date, with respect to each holder of Class A Units, the amount that would be required to be distributed to such holder of Class A Units at such time to cause the cumulative amount of distributions made pursuant to Section 5.1 and Section 5.2 (to the extent treated as an advanced distribution under Section 5.1) on account of the Class A Units held by such holder of Class A Units to equal the product of 2.5 multiplied by the aggregate amount of all Capital Contributions made (or deemed to be made) to the Partnership at such time with respect to such Class A Units (for the avoidance of doubt, taking into account for such purpose only distributions made to such holders pursuant to Section 5.1 and Section 5.2 (to the extent treated as an advanced distribution under Section 5.1), including as a result of a liquidation pursuant to Article X).

“Total Capital Contribution” has the meaning set forth in Section 4.1(d)(i).

“Total Consideration” means, as to any applicable Transfer or Liquidity Event pursuant to the terms hereof, the sum of all cash and the Fair Market Value of all non-cash consideration to be paid for all Units Transferred in such transaction. For the avoidance of doubt, Total Consideration shall not include any amounts paid in satisfaction of any credit facility of the Partnership Group or other indebtedness (including the Unsecured Notes).

“Trading Price” means, for any trading day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case, (a) on the principal national securities exchange on which the shares of such capital stock are listed, (b) if (a) does not apply, as quoted on the OTC Bulletin Board, (c) if (a) and (b) do not apply, as reported or quoted on any other interdealer quotation system, including the Pink Sheets, on which such capital stock or security is then traded or quoted or (d) if (a) through (c) do not apply, as otherwise reported by any member firm of the National Association of Securities Dealers, Inc. selected by the General Partner.

“Transfer” means a disposition, sale, assignment, transfer, exchange, pledge or the grant of a security interest or other encumbrance.

“Transferor” means a Person that Transfers or prepares to Transfer.

“Transferee” is a Person to whom a Transfer is made or is prepared to be made.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Ultimate Parent” means (a) with respect to EIG, EIG Management Company, LLC, (b) with respect to Tailwater, Tailwater Capital LLC, (c) with respect to each Lender, the Person designated by such Lender (if any) as the ultimate Person that Controls such Lender and set forth on Exhibit B hereto and (d) with respect to any other Partner, the Person designated by the Board of Directors reasonably and in good faith as the ultimate Person that Controls such Partner upon its admission as a Partner.

“Unfunded Notice” has the meaning set forth in Section 4.1(d)(i).

“Unit Certificate” has the meaning set forth in Section 4.6(a).

“Units” means the Class A Units and Class B Units of the Partnership and any other class of Units of the Partnership authorized and issued after the Effective Date.

“Unsecured Notes” means those certain Senior Unsecured Notes, dated as of the Effective Date, issued to Tailwater and EIG in the initial principal amount of $8,000,000, in the aggregate.

“Voting Interests” means, as to a specified Person: (a) in the case of a corporation, the outstanding securities thereof entitled to vote on the election of directors; (b) in the case of a limited partnership, the general partnership interests therein; (c) in the case of a limited liability company, partnership or venture, the securities or interests therein entitled to manage or elect the managers or other governing body of such Person; (d) in the case of a trust or estate, the interest therein entitled to appoint or elect the trustee or similar governing body thereof; and (e) in the case of any other Person, the interest therein entitled to elect the governing body of such Person or otherwise exercise the power to direct or cause the direction of the management and policies of such Person.

“Voting Support” by a Partner with respect to a given action means that such Partner will (a) appear at any equity holder meeting of the Partnership or the General Partner to consider such action or otherwise cause its applicable Equity Securities owned by such Partner (or any of its Affiliates) as of the relevant time to be counted as present for purposes of calculating a quorum for such purpose, and respond to any other request by the Partnership or the General Partner for written consent, if any, with respect to such action, (b) vote, or cause to be voted, all of its applicable Equity Securities (i) in favor of the approval of such action, and (ii) against any action or agreement that would reasonably be expected to interfere with, delay or attempt to discourage the consummation of such action, and (c) cause the directors appointed by it to the Board of Directors of the General Partner to appear at any meeting of the Board of Directors to consider such action and direct such directors to vote (i) in favor of the approval of such action, and (ii) against any action or agreement that would reasonably be expected to interfere with, delay or attempt to discourage the consummation of such action.

“Withheld Amounts” has the meaning set forth in Section 4.1(e).

1.2.          Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person. All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with GAAP and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time.

ARTICLE II

ORGANIZATION

2.1.          Continuation of the Partnership. The Partnership was organized as a Delaware limited partnership by the filing of the Certificate of Limited Partnership of the Partnership (the “Certificate”) in the office of the Secretary of State pursuant to the Act on June 9, 2014. The Partners desire to continue the Partnership for the purposes and upon the terms and conditions hereinafter set forth. Except as provided herein, the rights, duties and liabilities of each Partner shall be as provided in the Act.

2.2.          Name. The name of the Partnership is Southcross Holdings LP. Partnership business will be conducted in such name or such other names that comply with applicable law as the General Partner may select from time to time.

2.3.          Registered Office; Registered Agent. The registered office of the Partnership in the State of Delaware will be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by law. The registered agent of the Partnership in the State of Delaware will be the initial registered agent designated in the Certificate, or such other Person or Persons as the General Partner may designate from time to time in the manner provided by law.

2.4.          Principal Office. The principal office of the Partnership will initially be at such location as the General Partner may designate from time to time, which need not be in the State of Delaware. The Partnership may have such other offices as the General Partner may determine appropriate.

2.5.          Purpose; Powers. The Partnership is organized for the purposes of (a) engaging, directly or through its Subsidiaries, in Midstream Activities in the continental United States and (b) engaging, directly or through its Subsidiaries, in any other business or activity that now or hereafter may be necessary, incidental, proper, advisable or convenient in furtherance of or otherwise relating to the foregoing purpose as determined by the General Partner in its discretion. The Partnership will have all powers permitted to be exercised by a limited partnership organized in the State of Delaware.

2.6.          Fiscal Year. The fiscal year of the Partnership (the “Fiscal Year”) for financial statement purposes will end on December 31st unless otherwise determined by the General Partner. The tax year of the Partnership (the “Tax Year”) for U.S. federal and applicable state and local income tax purposes will end on December 31st unless otherwise required under the Code.

2.7.          Foreign Qualification Governmental Filings. Prior to the Partnership’s conducting business in any jurisdiction other than the State of Delaware, the General Partner will cause the Partnership to comply, to the extent procedures are available, with all requirements necessary to qualify the Partnership as a foreign limited partnership in such jurisdiction. Each Officer is authorized, on behalf of the Partnership, to execute, acknowledge, swear to and deliver all certificates and other instruments as may be necessary or appropriate in connection with such qualifications. Further, each Partner will execute, acknowledge, swear to and deliver all certificates and other instruments that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may conduct business.

2.8.          Term. The Partnership commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware, and will continue in existence until terminated pursuant to this Agreement.

ARTICLE III

PARTNERS; DISPOSITIONS OF INTERESTS

3.1.          Partners. As of the Effective Date, the undersigned Partners and the Lenders are the sole Partners of the Partnership. The names, addresses, initial Capital Contributions and number and class of Units of each Partner are set forth on Exhibit A attached hereto and incorporated herein. The General Partner is hereby authorized to amend Exhibit A to reflect the admission of additional Partners, the withdrawal of a Partner, the change of address of a Partner, the Capital Contribution of a Partner, the number and classes of Units of a Partner, and other information called for by Exhibit A. Such completion, correction or amendment may be made from time to time as and when the General Partner considers it appropriate.

3.2.          Liability of Partners.

(a)           Except as this Agreement may otherwise provide or applicable law may otherwise require, (i) the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and (ii) no Limited Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Limited Partner of the Partnership.

(b)           A Limited Partner, in its capacity as such, shall have no liability in excess of (i) the amount of its Capital Contribution, if any, (ii) its share of any assets and undistributed profits of the Partnership and (iii) the amount of any distributions wrongfully distributed to it to the extent set forth in the Act.

3.3.          Restrictions on Management by Limited Partners. No Limited Partner, in its capacity as such, shall have the right or power to take part in the control of the Partnership or its business or affairs or the right or power to act for or bind the Partnership in any way. Where the action of a Limited Partner is required by this Agreement or applicable law, a Limited Partner may act by written consent.

3.4.          Restrictions on the Transfer of Interests.

(a)           General.

(i)            Any Limited Partner may, in accordance with the other terms and provisions of this Article III, Transfer any Class A Units (or Equivalent Securities) held by such Limited Partner to any Person other than to a Person directly or indirectly engaged in Midstream Activities in competition with the business or activities of any member of the Partnership Group or the SXE Group.

(ii)           The Partnership and the Partners all agree and acknowledge that any Transfer by any holder of Class A Units (or Equivalent Securities) (or any Permitted Transferee of a holder of Units or Equivalent Securities) of any Class A Units (or Equivalent Securities) shall be deemed to be a Transfer of such Partner’s entire Interest related to such Class A Units (or Equivalent Securities) for all purposes of this Agreement and the restrictions on Transfer set forth in this Article III shall apply; provided, however, that any Indirect Parent Transfer shall be subject to the provisions of Section 3.10. No Interest may be Transferred by a Limited Partner separate and apart from its Class A Units (or Equivalent Securities), and any attempted Transfer by a holder of Class A Units (or Equivalent Securities) (or Permitted Transferee of a holder of Units or Equivalent Securities) of any Class A Units (or Equivalent Securities) other than in accordance with this Article III is void ab initio and will not be recognized by the Partnership.

(iii)          A Class B Limited Partner may not Transfer any Class B Units held by such Limited Partner to any Person, other than (A) pursuant to the exercise of call rights by the Partnership as set forth in any Class B Award Agreement or (B) in connection with a Drag-Along Sale or Liquidity Event pursuant to which all of the Units of the Partnership are proposed to be Transferred.

(b)           Conditions to Transfer. Notwithstanding any other provision of this Agreement, no Transfer of a Unit (or Equivalent Security) may be effected by any holder of a Unit (or Equivalent Security) unless: (i) such Transfer is in compliance with the Securities Act and all applicable state securities laws, and, if requested by the General Partner, such Transferring Partner has delivered an opinion of such Partner’s counsel to the Partnership, in form and substance reasonably satisfactory to the General Partner, to the effect that such Transfer is either exempt from the requirements of the Securities Act and the applicable securities laws of any state or that such registration requirements have been complied with, (ii) such Transfer would not cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Code Section 7704 taxable as a corporation (and would not make the Partnership ineligible for “safe harbor” treatment under Code Section 7704 and the Treasury Regulations promulgated thereunder of this Agreement) and (iii) such Transfer would not cause the Partnership or any Partner to become subject to regulation under either the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended. No Transferee of Units (or Equivalent Securities) shall become a Partner without the approval of the General Partner, which approval may not be unreasonably withheld, conditioned or delayed. Any Person admitted as a Partner of the Partnership pursuant to a Transfer made in accordance with the terms set forth above must agree to be bound by the terms of this Agreement by executing and delivering to the General Partner a joinder to this Agreement in the form attached hereto as Exhibit D (a “Joinder”). The General Partner will determine in its reasonable discretion after consultation with counsel whether the foregoing conditions have been satisfied and may, in its reasonable discretion, determine to waive any such conditions to the extent permitted by applicable law.

(c)           General Partner. The General Partner may not Transfer any Units held by it or its general partner interest in the Partnership without the approval of the Board of Directors. No Partner who owns LLC Units may Transfer any such LLC Units except in the event that such Partner Transfers any Units (or Equivalent Securities), such Partner shall be required to Transfer to such Transferee, and such Transferee shall as a condition to such Transfer be required to accept, a pro rata percentage of such Transferor’s LLC Units (in the case of any holder of Equivalent Securities, such pro rata percentage shall be determined as if all such Equivalent Securities had been converted to Class A-II Units immediately prior to such transfer); and likewise, any Partner who Transfers LLC Units shall also be required to Transfer a pro rata percentage of the Units (or Equivalent Securities) held by such Partner (in the case of any holder of Equivalent Securities, such pro rata percentage shall be determined as if all such Equivalent Securities had been converted to Class A-II Units immediately prior to such transfer) based on the number of LLC Units being Transferred by such Partner relative to the total number of LLC Units held by such Partner.

(d)           Affiliate Transfers; Liquidity Event. Without complying with Section 3.7 or Section 3.8, any holder of Class A Units may Transfer Class A Units (or Equivalent Securities) to any Affiliate of such holder Controlled by the same Parent (any such Transferee, a “Permitted Transferee”); provided any such Permitted Transferee shall comply with Section 3.4(b) of this Agreement and execute and deliver to the General Partner a Joinder and (ii) any holder of Units may Transfer any Units held by it pursuant to a Liquidity Event.

3.5.          Additional Partners. i) Upon the approval of the General Partner, additional Persons may be admitted to the Partnership as Partners (on and subject to the conditions of Section 3.4(b) in the case of Transferees of Units or Equivalent Securities, as applicable) and Units may be created and issued to such Persons as determined by the General Partner on such terms and conditions as the General Partner may determine at the time of admission, subject to the rights of the Limited Partners to participate in such issuance pursuant to Section 3.5(b). Subject to Section 6.2(b), the terms of admission may provide for the creation of different classes or series of Units having different rights, powers and duties. As a condition to being admitted as a Partner of the Partnership, any Person must agree to be bound by the terms of this Agreement by executing and delivering to the General Partner a Joinder, and must make the representations and warranties set forth on Exhibit E as of the date of such Person’s admission to the Partnership. Except as otherwise expressly provided in this Agreement, any Person admitted to the Partnership as a Partner following the Transfer of Units or Equivalent Securities, as applicable, from a Partner shall succeed to all of the rights, duties and obligations of its Transferor under this Agreement; provided that any such Transfer by a Partner shall not relieve such Partner of its duties and obligations under this Agreement for periods prior to such Transfer.

(b)           Prior to issuing Units to any Person that immediately prior to such issuance is not a Limited Partner, the General Partner shall first give written notice (the “Offered Interest Notice”) to each Class A Limited Partner of the proposed issuance of such Units (the “Offered Interests”), including the number of Offered Interests proposed to be issued and the terms, rights, powers and privileges associated with such Offered Interests (if different than a class of Units then outstanding), and offering such Class A Limited Partners the right to purchase all (but not less than all) of such Offered Interests; provided that the General Partner shall allow less than all of the Offered Interests to be purchased by Class A Limited Partners if, in its reasonable discretion, the sale of such portion of Offered Interests would not adversely impact the Partnership’s ability to market and/or sell the remainder of such Offered Interests. If any Class A Limited Partner desires to purchase such Offered Interests, it shall have fifteen (15) Business Days following receipt of the Offered Interest Notice to notify the General Partner in writing of its election to purchase such Offered Interests. Any such election shall be irrevocable, and such electing Class A Limited Partner shall be bound and obligated to purchase such Offered Interests in accordance with such election. If more than one Class A Limited Partner timely delivers such election, the Offered Interests shall be allocated between such electing Class A Limited Partners based on their relative Class A Sharing Percentages (unless otherwise agreed by such electing Class A Limited Partners). If any Class A Limited Partner fails to timely notify the General Partner of its election or elects not to acquire such Offered Interests, it shall be deemed to have elected not to acquire all or any portion of the Offered Interests pursuant to this Section 3.5(b). Upon receiving any applicable elections as provided in this Section 3.5(b), the General Partner shall set the time and place for closing of the Offered Interests by notifying the Class A Limited Partner(s) that elected to purchase the Offered Interests of the same (which closing shall occur no earlier than fifteen (15) days after the date such notice is delivered to such electing Class A Limited Partner(s)). The provisions of Section 3.7(f) and Section 4.1(e) relating to holders of Class A-II Units and the Class A-II Representative and Equivalent Securities, respectively, shall apply to this Section 3.5(b), mutatis mutandis. This Section 3.5(b) shall not apply to any issuance of Units to any Person in connection with or as part of an acquisition or exchange of assets or similar business transaction or any transaction approved pursuant to Section 6.2(b)(vii), Section 6.2(b)(ix) or Section 6.2(b)(xi).

3.6.          Liability to Third Parties. No Limited Partner or Officer will have any personal liability for any obligations or liabilities of the Partnership, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Limited Partner or Officer.

3.7.          Tag Along Rights.

(a)           Tag-Along Sale. If at any time prior to a Qualified IPO of the Partnership (or any successor thereto) EIG or Tailwater (or any Transferee(s) thereof) (the “Tag-Along Seller”) elects to Transfer to any Person or Persons other than to a Permitted Transferee or existing holder of Class A Units (collectively, a “Tag-Along Transferee”), in a transaction or series of related transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) Class A Units in excess of 15% of the then-outstanding Class A Units (a “Tag-Along Sale”), then each of the other holders of Class A Units may, subject to the other provisions of this Section 3.7, require such Tag-Along Seller to include in the Tag-Along Sale a number of its Class A Units (such number not to exceed a number of Class A Units in excess of such Partner’s Class A Units multiplied by the Tag-Along Sale Percentage) on the terms set forth in this Section 3.7, subject to proportionate reduction in the event that the Tag-Along Transferee is unwilling to acquire all of the Class A Units offered to it.

(b)           Terms of Sale. In connection with a Tag-Along Sale, the Tag-Along Seller shall provide each other holder of Class A Units with written notice thereof at least twenty (20) Business Days prior to the date on which the Tag-Along Seller expects to consummate the Tag-Along Sale (the “Tag-Along Notice”). The Tag-Along Notice shall contain (i) the name and address of the Tag-Along Transferee, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Tag-Along Transferee, (iii) the number of Class A Units of the Tag-Along Seller being transferred and the Tag-Along Sale Percentage and (iv) all other material terms of the proposed transaction, including without limitation the expected closing date of the transaction. In the event that the terms and/or conditions set forth in the Tag-Along Notice are thereafter amended in any respect, the Tag-Along Seller shall give written notice (an “Amended Tag-Along Notice”) of the amended terms and conditions of the proposed Transfer to each other holder of Class A Units. Any Person electing to participate in the Tag-Along Sale shall provide the Tag-Along Seller with written notice thereof (which notice shall set forth the number of Class A Units of such Person that such Person desires to include in such Tag-Along Sale (such number not to exceed a number of Class A Units in excess of such Partner’s Class A Units multiplied by the Tag-Along Sale Percentage)) at least five (5) Business Days prior to the date on which the Tag-Along Seller expects to consummate the Tag-Along Sale (or if an Amended Tag-Along Notice is delivered, within ten (10) Business Days after the delivery of such Amended Tag-Along Notice (and the closing shall not occur prior to the expiration of ten (10) Business Days after such Amended Tag-Along Notice has been delivered to each holder of Class A Units)). Each Partner electing to Transfer its Class A Units shall execute such documents, as are executed by the Tag-Along Seller with respect to the Tag-Along Sale, provided that (i) any such Person shall not be required to make any representations or warranties in connection with such Transfer other than representations and warranties as to (A) such Person’s ownership of its Class A Units to be transferred free and clear of Liens, (B) such Person’s power and authority to effect such Transfer, and (C) such matters pertaining to compliance with securities laws as the Transferee may reasonably require, and (ii) any indemnification or other obligations assumed or incurred in connection with a Tag-Along Sale shall be allocated among all Persons Transferring Class A Units (collectively, the “Tag Transferring Persons”) in the same proportion as the consideration payable to each such Tag Transferring Person in each case other than with respect to representations made individually by the indemnifying Person (e.g., representations as to title or authority of such Person). In no event shall the amount of any indemnity obligation of any Tag Transferring Person exceed the amount of cash and the Fair Market Value of any non-cash consideration received by such Tag Transferring Person in such Tag-Along Sale, except in the case of fraud by such Tag Transferring Person.

(c)           An election of any holder of Class A Units delivered in accordance with Section 3.7(b) or Section 3.7(f), as applicable, to participate in a Tag-Along Sale shall be irrevocable, and such holder of Class A Units shall be bound and obligated to participate in the Tag-Along Sale in accordance with such election; provided, however, that if any proportionate reduction of the number of Class A Units to be included in a Tag-Along Sale as contemplated by Section 3.7(a) would cause a Tag Transferring Person to have a number of Class A Units following such Tag-Along Sale such that such Person would cease to be a Designating Party, such Tag Transferring Person shall have the right to revoke its election to participate in such Tag-Along Sale.

(d)           Each holder of Class A Units who does not deliver notice of its election to participate in the Tag-Along Sale at least five (5) Business Days prior to the date on which the Tag-Along Seller expects to consummate the Tag-Along Sale (or if an Amended Tag-Along Notice is delivered, within ten (10) Business Days after the delivery of such Amended Tag-Along Notice) shall be deemed to have waived such holder’s rights under this Section 3.7 with respect to such Tag-Along Sale.

(e)           To the extent that each holder of Class A Units has elected to include all of the Class A Units held by such Person in the Tag-Along Sale (and the Tag-Along Transferee is willing to acquire all such Class A Units) in accordance with this Section 3.7, (i) all (but not less than all) of the holders of Class B Units may require such Tag-Along Seller to include in the Tag-Along Sale all (but not less than all) of such holders’ Class B Units and (ii) the Tag-Along Seller may, at its option, require all, but not less than all, of the holders of Class B Units to include in the Tag-Along Sale all (but not less than all) of such holders’ Class B Units, in each case on the same terms set forth in this Section 3.7 applicable to Class A Units (other than Section 3.7(h)). In the event that the Tag-Along Seller elects to require the holders of Class B Units to participate in the Tag-Along Sale pursuant to clause (ii) above and such holders would not be entitled to any portion of the Total Consideration pursuant to the provisions of Section 3.7(h)(i), each Class B Unit shall be deemed cancelled and forfeited for no consideration immediately prior to the consummation of such Tag-Along Sale.

(f)            Notwithstanding the foregoing, with respect to any information, notices, documents or consideration deliverable to any holder of Class A-II Units under this Section 3.7, the Tag-Along Seller shall only be required to make such deliveries to the Class A-II Representative who shall make such deliveries to such holders of Class A-II Units. The holders of Class A-II Units shall notify the Class A-II Representative of their election contemplated by Section 3.7(b) to participate (or decline to participate) in the Tag-Along Sale in the manner and within the timing required by the Class A-II Representative, and shall include therein all information required by Section 3.7(b) (including the identity of each participating holder and the number of Units that such Person desires to include in the Tag-Along Sale). The Class A-II Representative shall deliver to the Tag-Along Seller such elections by all such holders (in the aggregate). Any such election shall be irrevocable once delivered and each holder of Class A-II Units hereby acknowledges and agrees that any such election delivered by the Class A-II Representative shall be binding on all such holders to the same extent and in the same manner as if such holders had individually delivered (or failed to deliver) such election in accordance with this Section 3.7.

(g)           Promptly after the consummation of the Tag-Along Sale, the Tag-Along Seller shall give notice thereof to the Tag Transferring Persons, shall remit to each such Tag Transferring Person (or the Class A-II Representative, as applicable) any funds due to such Tag Transferring Person and held by the Tag-Along Seller, and shall furnish such other evidence of the completion of such Tag-Along Sale as may be reasonably requested by such Tag Transferring Person. If within ninety (90) days after the Tag-Along Seller gives the Tag-Along Notice, it has not completed such Tag-Along Sale, then it shall return to each Tag-Along Participant any documents in possession of the Tag-Along Seller executed by such Tag Transferring Person in connection with such proposed Tag-Along Sale, and the Tag-Along Seller shall thereafter be required to comply with the provisions of this Section 3.7 prior to effecting any future Transfer subject to this Section 3.7.

(h)           For purposes of determining the Total Consideration to be paid to each holder of Units for the Units included in a Tag-Along Sale, the following provisions shall apply:

(i)            with respect to a Tag-Along Sale in which all of the outstanding Units are sold, (A) the Partnership shall be deemed to have distributed pursuant to Section 5.1 an amount equal to the Total Consideration (giving effect to all prior Capital Contributions (or deemed Capital Contributions) of the Partners and all prior distributions under Section 5.1 and Section 5.2) and (B) the amount that would be distributable to each holder of Units pursuant to such hypothetical distribution on account of such Person’s Units shall be the amount of such Total Consideration to be paid to each such holder of Units;

(ii)           with respect to a Tag-Along Sale in which all of the outstanding Class A Units are sold (and in which Class B Units are not included), (A) the Partnership shall be deemed to have distributed pursuant to Section 5.1 an amount equal to the Total Consideration (giving effect to all prior Capital Contributions (or deemed Capital Contributions) of the Partners and all prior distributions under Section 5.1 and Section 5.2, and assuming that no proceeds are distributable to Class B Units) and (B) the amount that would be distributable to each holder of Class A Units pursuant to such hypothetical distribution on account of such Person’s Class A Units shall be the amount of such Total Consideration to be paid to each such holder of Class A Units; or

(iii)          with respect to a Tag-Along Sale in which less than all of the outstanding Class A Units are sold, the General Partner shall (A) determine the Partnership Sale Value from the amount offered by the Tag-Along Transferee to acquire Class A-I Units in such sale (the “Implied Tag-Along Partnership Value”), (B) assume that an amount of cash equal to the Implied Tag-Along Partnership Value was distributed pursuant to Section 5.1 and (C) each holder of Class A-I Units and Class A-II Units participating in such Tag-Along Sale shall be allocated a proportionate amount of the Total Consideration to be paid by the Tag-Along Transferee, with such proportion to be determined based on the Total Consideration multiplied by a fraction, the numerator of which is the amount that would be distributable to such holder of Units on account of such holder’s Units being included in such Tag-Along Sale by applying Section 5.1 to a distribution amount equal to the Implied Tag-Along Partnership Value (giving effect to all prior Capital Contributions (or deemed Capital Contributions) of the Partners and all prior distributions under Section 5.1 and Section 5.2, and assuming that no proceeds are distributable to Class B Units) and the denominator of which is the Implied Tag-Along Partnership Value.

(i)            Each holder of Class A Units selling any Class A Units pursuant to any Tag-Along Sale in which less than all of the outstanding Class A Units are sold shall, prior to consummating such sale, notify the General Partner of which Class A Units are being sold by such holder (including any Capital Contributions and distributions previously made in respect of such Class A Units) pursuant to such Tag-Along Sale, and the Transferee of such Class A Units shall succeed to the portion of the Capital Account and characteristics associated with such Class A Units.

(j)            For purposes of this Section 3.7, in determining the number of Class A Units any holder thereof may elect to include in a Tag-Along Sale pursuant to this Section 3.7, the number of Class A Units held by any Limited Partner shall be deemed to include the number of Class A Units into which any Equivalent Securities held by such Limited Partner are convertible. To the extent such holder of Equivalent Securities elects to include any such Equivalent Securities in such Tag-Along Sale, all such Equivalent Securities shall be deemed to have converted into Class A-II Units immediately prior to the consummation of such Tag-Along Sale in accordance with Section 4.1(e).

(k)           Any Person who sells or purchases, as applicable, Units pursuant to this Section 3.7 shall also be required to sell or purchase, as applicable, a pro rata percentage of the LLC Units held by any Tag Transferring Person based on the number of Class A Units being Transferred by such Tag Transferring Person relative to the total number of Class A Units held by such Tag Transferring Person (which total number of Class A Units shall be calculated as if all Equivalent Securities held by such Tag Transferring Person, if applicable, were converted into Class A Units immediately prior to the consummation of such Tag-Along Sale).

3.8.          Drag Along Rights.

(a)           Drag-Along Sale. If at any time prior to a Qualified IPO of the Partnership (or any successor thereto) any holder(s) of Class A Units holding greater than 50% of the then-outstanding Class A Units (the “Drag-Along Seller”) elects to Transfer to any Person or Persons other than to a Permitted Transferee (the “Drag-Along Transferee”), in a transaction or series of related transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) all of the Units then-held by such Drag-Along Seller (a “Drag-Along Sale”), then such Drag-Along Seller may, at its option and subject to the other provisions of this Section 3.8, require all, but not less than all, of the other holders of Interests (each, a “Drag-Along Participant”) to participate in such Transfer on the terms set forth in this Section 3.8.

(b)           Terms of Sale. In connection with a Drag-Along Sale, the Drag-Along Seller shall deliver a notice (“Drag-Along Notice”) to each of the Drag Along Participants, which sets forth all relevant information with respect to the proposed Drag-Along Sale, including (i) the name and address of the Drag-Along Transferee, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Drag-Along Transferee, and (iii) all other material terms of the proposed transaction, including without limitation the expected closing date of the transaction. In the event that the terms and/or conditions set forth in the Drag-Along Notice are thereafter amended in any respect, the Drag-Along Seller shall give written notice (an “Amended Drag-Along Notice”) of the amended terms and conditions of the proposed Transfer to each Drag-Along Participant. Each Drag-Along Participant shall thereupon be required to participate in such Drag-Along Sale on the terms and conditions set forth in such Drag-Along Notice (or Amended Drag-Along Notice, if applicable), including, without limitation, executing such documents as are executed by the Drag-Along Seller with respect to the Drag-Along Sale, tendering all, but not less than all, of the Interests (and all interests in the General Partner) then-held by such Drag-Along Participant, waiving all dissenters, appraisal or similar rights, if any, and providing Voting Support in connection with such Drag-Along Sale; provided, that (i) any such Person shall not be required to make any representations or warranties in connection with such Transfer other than representations and warranties as to (A) such Person’s ownership of its Interests (and interests in the General Partner) to be transferred free and clear of Liens, (B) such Person’s power and authority to effect such Transfer, and (C) such matters pertaining to compliance with securities laws as the Transferee may reasonably require, and (ii) any indemnification or other obligations assumed or incurred in connection with a Drag-Along Sale shall be allocated among all Persons Transferring Interests (collectively, the “Drag Transferring Persons”) in the same proportion as the consideration payable to each such Drag Transferring Person in each case other than with respect to representations made individually by the indemnifying Person (e.g., representations as to title or authority of such Person). In no event shall (i) the consideration to be received by Drag Transferring Persons in connection with a Drag-Along Sale consist of any form of non-cash consideration other than freely tradable publicly traded securities or (ii) the amount of any indemnity obligation of any Drag Transferring Person exceed the amount of cash and the Fair Market Value of any non-cash consideration received by such Drag Transferring Person in such Drag-Along Sale, except in the case of fraud by such Drag Transferring Person.

(c)           Any Person who sells or purchases, as applicable, Interests pursuant to this Section 3.8 shall also be required to sell or purchase, as applicable, all of the LLC Units held by any Transferring Person.

(d)           Notwithstanding the foregoing, with respect to any information, notices, documents or consideration deliverable to any holder of Class A-II Units under this Section 3.8, the Drag-Along Seller shall only be required to make such deliveries to the Class A-II Representative who shall make such deliveries to such holders of Class A-II Units.

(e)           Promptly after the consummation of the Drag-Along Sale, the Drag-Along Seller shall give notice thereof to the Drag-Along Participants, shall remit to each such Drag-Along Participant (or the Class A-II Representative, as applicable) any funds due to such Drag-Along Participant and held by the Drag-Along Seller, and shall furnish such other evidence of the completion of such Drag-Along Sale and the terms thereof as may be reasonably requested by such Drag-Along Participant. If within ninety (90) days after the Drag-Along Seller gives the Drag-Along Notice, it has not completed such Drag-Along Sale, it shall return to each Drag-Along Participant any documents in possession of the Drag-Along Seller executed by such Drag-Along Participant in connection with such proposed Drag-Along Sale, and the Drag-Along Seller shall thereafter be required to comply with the provisions of this Section 3.8 if it wishes to require any Partner to sell its Interests in the same proposed Drag-Along Sale.

(f)            Upon consummation of any Drag-Along Sale, the Total Consideration to be paid by the Drag-Along Transferee shall be allocated among the Drag Transferring Persons as follows: (i) the Partnership shall be deemed to have distributed pursuant to Section 5.1 an amount equal to the Total Consideration (giving effect to all prior Capital Contributions (or deemed Capital Contributions) of the Partners and all prior distributions under Section 5.1 and Section 5.2) and (ii) the amount that would be distributable to each Drag Transferring Person pursuant to such hypothetical distribution on account of such Person’s Units shall be the amount of such Total Consideration to be paid to such Person. In the event that holders of Class B Units would not receive any portion of the Total Consideration pursuant to the foregoing hypothetical distribution, each Class B Unit shall be deemed cancelled and forfeited for no consideration immediately prior to the consummation of such Drag-Along Sale.

(g)           For purposes of this Section 3.8, any Equivalent Securities held by a Limited Partner shall be deemed to have converted into Class A Units immediately prior to the consummation of such Drag-Along Sale in accordance with Section 4.1(e).

3.9.          Limitation of Rights. Unless and until a Transferee of Units is admitted as a Partner pursuant to Section 3.5, such Transferee shall not have any rights of a Partner other than (subject to Section 3.4) the right to receive distributions and allocations in accordance with Article V with respect to its Units, but shall be subject to the obligations of a Partner and a holder of Units under, and shall be bound by the provisions of Sections 3.4, 3.8, 3.10, 3.11, 3.13, 7.4, 7.5, 11.1, 11.2, 11.3, 11.4, 11.6, 11.7, 11.8, 11.9 and 11.12 as though such Transferee were a Partner and shall be entitled to the rights as a holder of Units under Sections 3.7 and 3.13.

3.10.        Indirect Transfers.

(a)           If any holder of Units or any Parent of a holder of Units proposes to effect a transaction or series of transactions that would result in a Change in Control of such holder of Units or any such Parent (such transaction, an “Indirect Parent Transfer”), then, unless the Board approves such Indirect Parent Transfer by unanimous consent, such holder of Units (the “Subject Company”) or its Parent shall give written notice to the other Class A Limited Partners (“IPT Notice”) at least thirty (30) days prior to the consummation of such Indirect Parent Transfer (or such shorter period as is agreed by the relevant parties), stating the desire of such holder of Units or such Parent to effect such Indirect Parent Transfer, the identity of the other party to such transaction (the “Offeror”), the interest to be transferred, and all other material terms and conditions of such transaction, including a description of purchase price allocation. Upon an Indirect Parent Transfer:

(i)            first, each Class A Limited Partner receiving the IPT Notice (each, an “IPT Notice Recipient”), or, if an IPT Notice is not delivered in violation of this Section 3.10(a) and an Indirect Parent Transfer otherwise occurs with respect to a holder of Class A Units, then any other Class A Limited Partner, upon obtaining actual knowledge of such Indirect Parent Transfer, shall have the right to purchase all, but not less than all, of the Units held by the Subject Company for an amount equal to the implied value per Unit allocated to such Units by the Offeror, or if no such allocation is made by the Offeror, the fair market value of such Units (the “IPT Transaction Value”) (provided if any other IPT Notice Recipient or Class A Limited Partner also exercises its right to purchase, each exercising IPT Notice Recipient and each exercising Class A Limited Partner will have the right to purchase its pro rata portion of the Units being sold in the proportion that the Class A Units held by such IPT Notice Recipient or such Class A Limited Partner bears to the Class A Units held by all exercising IPT Notice Recipients and all exercising Class A Limited Partners, for an amount equal to the IPT Transaction Value of such Units); or

(ii)           if no Class A Limited Partner exercises the rights under clause (i) above, then each Class A Limited Partner, each at its own option, may sell to the Subject Company, and the Subject Company shall have the obligation to purchase, all, but not less than all, of the Units held by each exercising IPT Notice Recipient and each exercising Class A Limited Partner for the IPT Transaction Value of such Units; provided if the Units to be sold pursuant to this clause (ii) have different economic characteristics under Section 5.1 than the Units held by the Subject Company, the IPT Transaction Value shall be the fair market value of the Units to be sold determined in accordance with Section 3.10(b). Such right may be exercised by written notice to the Subject Company given within thirty (30) days of receipt of the IPT Notice, or, if an IPT Notice is not delivered in violation of this Section 3.10(a) or an Indirect Parent Transfer otherwise occurs with respect to a holder of Class A Units, then such right may be exercised by any Class A Limited Partner by providing written notice to the Subject Company within one hundred twenty (120) days after obtaining actual knowledge of such Indirect Parent Transfer (any such notice, and “IPT Exercise Notice”). The failure of an IPT Notice Recipient or any other Class A Limited Partner to notify the Subject Company within such time period provided above of any election under this Section 3.10(a) shall be deemed an election by the IPT Notice Recipient or such other Class A Limited Partner not to exercise its right to acquire or sell Units pursuant to this Section 3.10 in connection with such Indirect Parent Transfer.

(b)           For purposes of this Section 3.10, the “fair market value” of any Units shall be the fair market value of such Units, each as agreed to by the Subject Company and the other Limited Partners electing to purchase or sell such Units (such other Limited Partners, collectively, the “Exercising Partners”) that collectively hold a majority of the Units held by all Exercising Partners (the “Primary Exercising Partner”) or, each Exercising Partner electing to sell its Units (as to such Exercising Partner’s Units), as applicable, or,

(i)            if the Subject Company and the Primary Exercising Partner or Exercising Partner, as applicable, fail to agree within thirty (30) days after the Exercising Partner has delivered written notice to the Subject Company in accordance with Section 3.10(c), the fair market value of such Units as determined by an Independent Appraiser with no material engagement with the Subject Company or the Exercising Partner or their Affiliates within three years prior to such engagement selected by the Primary Exercising Partner. Any such investment bank so appointed, shall be deemed the “Initial Appraiser” which determination by such Initial Appraiser shall be made based on the proceeds such Units would receive if an amount equal to the Class A Unit Fair Market Value was distributed by the Partnership pursuant to Section 5.1 (giving effect to all prior distributions pursuant to Section 5.1 and Section 5.2) and without reduction based upon any lack of control, minority ownership, marketability or other similar discounts; and

(ii)           If the Subject Company objects to the fair market value determination made by the Initial Appraiser, then the Subject Company may, within thirty (30) days after receipt of the Initial Appraiser’s determination of fair market value, select an Independent Appraiser with no material engagement with the Subject Company or the Exercising Partner or their Affiliates within three years prior to such engagement (the “Second Appraiser”). The Initial Appraiser and the Second Appraiser shall thereupon select a third Independent Appraiser which has not had any material engagement with the Subject Company or the Exercising Partner or their Affiliates within three years prior to such engagement (the “Neutral Appraiser”). The Subject Company and the Exercising Partner shall execute such engagement and indemnity agreements as the Neutral Appraiser shall require as a condition to engagement and each shall be responsible for all fees and expenses of the Independent Appraiser selected by it and for its one half of all fees and expenses of the Neutral Appraiser. The Subject Company and the Exercising Partner shall, and shall cause its respective Affiliates to, make available to the other and the investment banks such information as is reasonably necessary to reach a fair market value determination. Each of the Initial Appraiser, Second Appraiser, and Neutral Appraiser shall independently determine its proposed fair market value of the Units, which determination shall be made based on the proceeds such Units would receive if an amount equal to the Class A Unit Fair Market Value was distributed by the Partnership pursuant to Section 5.1 (giving effect to all prior distributions pursuant to Section 5.1 and Section 5.2) and without reduction based upon any lack of control, minority ownership, marketability or other similar discounts and “fair market value” shall thereupon mean the average of the two such proposed fair market values that are nearest to one another. If the Subject Company fails to select the Second Appraiser within the thirty (30) day period provided above, such Subject Company shall be deemed to have waived such objection and the fair market determination by the Initial Appraiser shall be deemed final.

(c)           Notwithstanding anything in this Section 3.10, within fifteen (15) days after receipt of an IPT Exercise Notice by a Subject Company such Subject Company may deliver written notice (a “Cure Notice”) to the Person who delivered such IPT Exercise Notice that the Indirect Parent Transfer was inadvertent and such Subject Company may, during the thirty (30) days immediately following delivery of a Cure Notice (the “Cure Period”), effect such actions to cause the Change in Control giving rise to the Indirect Parent Transfer to cease to exist such that there shall no longer exist a Change in Control of such Subject Company, and the time periods for actions to occur after delivery of an IPT Exercise Notice (other than the Cure Period) shall be tolled during such Cure Period. If the Subject Company successfully takes such action within such Cure Period to cause the Change in Control giving rise to such Indirect Parent Transfer to cease to exist such that there shall no longer exist a Change in Control of the Subject Company upon the expiration of such Cure Period, then this Section 3.10 shall no longer apply with respect to such previous Indirect Parent Transfer.

(d)           Notwithstanding anything to the contrary in this Section 3.10, a Change in Control of the Ultimate Parent of such holder of Class A Units shall not constitute a Change in Control of such holder for purposes of this Section 3.10.

(e)           Any Person who purchases Units pursuant to this Section 3.10 also shall purchase all of the LLC Units held by any Transferring Person.

3.11.        Liquidity Event.

(a)           If the General Partner approves a Liquidity Event (an “Approved Exit”), each Partner shall provide Voting Support with respect to such Approved Exit and raise no objections against such Approved Exit and, to the extent necessary to effect the consummation of such Approved Exit, vote for and consent to such Approved Exit; provided, however, that any such vote, consent or approval by a Partner shall not constitute a waiver or otherwise affect any rights or obligations of any Partner under this Section 3.11 or Section 3.13 of this Agreement or Section 7.13 of the GP Agreement with respect to such Approved Exit or any rights of a Partner with respect to or arising as a result of such Approved Exit under any agreement to which such Partner is a party. If the Approved Exit is structured as a (i) merger, consolidation or sale of assets, each Partner shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger, consolidation or sale of assets or (ii) sale of Units, each Partner shall agree to sell all of its Units or rights to acquire Units on the terms and conditions approved by the General Partner. Each Partner shall take all necessary or desirable actions in connection with the consummation of the Approved Exit as reasonably requested by the General Partner.

(b)           In any Liquidity Event, the consideration received by the Partnership shall be allocated and distributed in accordance with Section 5.1.

(c)           Partners shall bear their pro rata share of the costs of any sale of Units pursuant to an Approved Exit to the extent such costs are incurred for the benefit of all Partners and are not otherwise paid by the Partnership or the acquiring party. For purposes of this Section 3.11, costs incurred by Partners in exercising reasonable efforts to take all actions in connection with the consummation of an Approved Exit in accordance with this Section 3.11 shall be deemed to be for the benefit of all Partners. Costs incurred by Partners solely on their own behalf will not be considered costs of the transaction hereunder.

(d)           If the General Partner determines that the Liquidity Event shall be a Public Offering:

(i)            each holder of Units agrees that it will, and will cause its Affiliates to, and the Partnership shall:

(A)           if the underwriters in any Public Offering request that all Partners hold their Units for a period of time following the Public Offering, do so and enter into a customary lock-up agreement;

(B)           complete and execute all consents, questionnaires, powers of attorney, indemnities, underwriting agreements and other documents as may reasonably be required or advisable in connection with a Public Offering; provided that no such Person shall be required to make any representations or warranties in connection with a Public Offering other than representations and warranties regarding such Person and, if applicable, such Person’s intended method of distribution;

(C)           if determined by the General Partner to be reasonably necessary or appropriate in connection with a Public Offering, do all things reasonably necessary or advisable to effect any recapitalization, reorganization, conversion, contribution and/or exchange of Units into other equity interests and related reorganization of the Partnership and its Subsidiaries; provided that any such recapitalization, reorganization, conversion, contribution and/or exchange does not change the relative rights, obligations and preferences of the Partners with respect to their ownership of Units (or its successor), except in accordance with Section 3.11(b);

(D)           consent to certain additional restrictions on the transfer of Units or other equity interests in the Partnership (or its successor) which the General Partner determines may be required in order to permit compliance with the Securities Act or other applicable law;

(E)           use commercially reasonable efforts to accommodate any such other reasonable actions required by the United States Securities and Exchange Commission or similar governmental authority to effect the Public Offering; and

(F)           make modifications to this Agreement (or any other agreement then governing the rights and obligations of the Partners with respect to the Partnership or any of its Subsidiaries or any successor to the Partnership or any of its Subsidiaries) as are customary and appropriate for companies that conduct a Public Offering, such modifications to be in form and substance reasonably satisfactory to the General Partner.

(ii)           The Partnership shall be responsible for its own costs, fees and expenses in connection with a Public Offering and shall reimburse the Partners and their Affiliates for the reasonable out-of-pocket costs, fees and expenses (excluding underwriting discounts, selling commissions and similar fees) incurred by them in connection with a Public Offering, including the reasonable costs, fees and expenses of one outside counsel for any Class A Limited Partner with a Class A Sharing Percentage of greater than ten percent (10%) immediately prior to the occurrence of the Liquidity Event.

(iii)          Each of the Designating Parties (in the case of the Lenders, to be exercised collectively) shall be granted customary demand and piggyback registration rights, pursuant to a Registration Rights Agreement effective from and after the Public Offering, as well as the right to include their Units (or any securities for which such Units are exchanged or into which such Units are converted) in the Public Offering on a pro rata basis (based on the relative percentages of securities of this type to be included in the Public Offering held by the Partners immediately prior to the Public Offering); provided that if the managing underwriter or the placement agent advises the Partnership or the General Partner that the inclusion of securities of the Partners requested to be included for sale in a secondary offering in connection with the Public Offering would materially and adversely affect the price, distribution or timing of the offering, then the Partnership shall have the right to exclude all or any portion of such securities of the Partnership from sale in connection with the Public Offering, with such exclusions applied to the Partners’ pro rata share (based on the relative percentages of securities to be included in the Public Offering held by the Partners immediately prior to the Public Offering). Each Designating Party may assign its rights under this Section 3.11(d)(iii) upon any Transfer of its Interest (provided any demand registration rights may only be granted to a Transferee who holds greater than a 10% Class A Sharing Percentage after giving effect to such Transfer).

(iv)          Without limiting Section 7.13(d)(i)(D) of the GP Agreement, without the prior written consent of the underwriters managing any Qualified IPO, for a period beginning seven (7) days immediately preceding, and ending on the 180th day following, the effective date of the registration statement used in connection with such offering, no holder of Interests except pursuant to an effective registration statement as part of such Qualified IPO, shall (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, directly or indirectly, any Interests, or any securities convertible into or exercisable or exchangeable for Interests or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Interests, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of such Interests or such other securities, in cash or otherwise; provided, however, that the foregoing restrictions shall not apply to (x) transactions relating to such Interests or securities acquired in open market transactions after the completion of the Qualified IPO, (y) Transfers required in accordance with the terms of this Agreement or the GP Agreement or (z) conversions of such Interests or securities into other classes of Interests or securities without change of holder.

3.12.        Certain Events Not Deemed Transfers. In no event shall Section 3.7 or 3.8 hereof be applicable in connection with any exchange, reclassification, or other conversion of Partnership Interests into any cash, securities, or other property pursuant to a merger or consolidation of the Partnership with, or any sale or Transfer by the Partnership of all or substantially all its assets to, any Person, including without limitation a Liquidity Event.

3.13.        Determination of Fair Market Value.

(a)           The General Partner will provide written notice to each holder of Units of any determination of Fair Market Value within ten (10) days of any such determination (“FMV Notice”).

(b)           If any holder of Units disagrees with any such determination by the General Partner, such holder of Units shall deliver to the General Partner a written notice of objection (a “FMV Objection”) within fifteen (15) Business Days after delivery of the FMV Notice. Upon receipt of a FMV Objection, the General Partner and the objecting holder will negotiate in good faith to agree on such Fair Market Value. If such agreement is not reached between the General Partner and the objecting holder (provided if there is more than one objecting holder, the agreement of the Primary Objecting Holder shall control and be binding on all objecting holders) within five (5) Business Days after the delivery of the FMV Objection, such Fair Market Value shall be determined by an Independent Appraiser jointly selected by the General Partner and the objecting holder holding the greatest number of Class A Units (the “Primary Objecting Holder”); provided that in determining which holder shall be the Primary Objecting Holder, any holder (including its Affiliates) having the right to designate Directors that approved the relevant determination of Fair Market Value on behalf of the General Partner shall not be eligible to act as the Primary Objecting Holder. If the parties are unable to agree on an Independent Appraiser within fifteen (15) days after delivery of the FMV Objection, within seven (7) days after the end of such fifteen (15) day period, each of the General Partner and the Primary Objecting Holder shall submit the names of three Independent Appraisers, and each party shall be entitled to strike one name from the other party’s list of firms, and the Independent Appraiser shall be selected by lot from the remaining firms. Such Independent Appraiser shall submit to the General Partner and the Primary Objecting Holder a written report within thirty (30) days of its engagement setting forth such determination. The fees and expenses of any Independent Appraiser shall be borne by the Partnership. The determination of any Independent Appraiser as to Fair Market Value shall be final and binding upon the General Partner and all Partners and all holders of Units. No holder of Units shall have any right to object to any determination of Fair Market Value made in accordance with clause (i) of the definition of Fair Market Value.

(c)           Any Independent Appraiser selected to make a determination of Fair Market Value of any Equity Securities issued by any Person in the Partnership Group shall value such Equity Securities on the enterprise value of the applicable Person in the Partnership Group, without any discount for lack of control, minority or lack of liquidity.

(d)           If any FMV Objection Notice is delivered, the event dependent on such determination of Fair Market Value shall be deferred until the determination of Fair Market Value pursuant to this Section 3.13.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1.          Interests.

(a)           General. Each Partner’s Interest in the Partnership will be represented by its Capital Account and by Units issued by the Partnership to such Partner. Such Units shall be issued by the Partnership upon the Effective Date and as set forth in Section 4.1(b) and additional Units may be issued at such additional times and from time to time as may be determined by the General Partner. The General Partner may, subject to Section 3.5 and this Section 4.1, create additional series or classes of Units through subdivision or by issuance of Units of such class or series.

(b)           Classes of Units. Subject to Section 3.5(a), the Partnership shall have two (2) classes of Limited Partner Interests designated as Units, one (1) class of units designated as “Class A Units” and one (1) class designated as “Class B Units.” Class A Units may be designated as “Class A-I Units” and “Class A-II Units” or any other designation as determined by the General Partner with each group of Class A Units within a distinct designation constituting a separate series of Class A Units. For the avoidance of doubt, (A) any Class A Units issued to EIG and Tailwater (or any Transferees thereof) shall consist solely of Class A-I Units and such Class A-I Units will constitute a distinct series of Class A Units and (B) any Class A Units issued to any Lender (or Transferee thereof) shall consist solely of Class A-II Units and such Class A-II Units will constitute a distinct series of Class A Units.

(c)           Initial Capital Contributions and Units. On the Effective Date:

(i)            EIG shall (A) contribute to the Partnership by wire transfer of immediately available funds an amount in cash equal to $69,000,000 and (B) be deemed to have contributed to the Partnership loans then outstanding under the DIP Credit Agreement in the aggregate principal amount of $16,000,000 (without taking into account any accrued interest thereon, whether or not capitalized as principal, or fees or other obligations thereunder) (the “EIG DIP Amount”) as contemplated by the RSA, and shall receive solely in exchange therefor the number of Class A-I Units set forth opposite EIG’s name on Exhibit A in the column titled Class A-I Units;

(ii)           Tailwater shall (A) contribute to the Partnership by wire transfer of immediately available funds an amount in cash equal to $69,000,000 and (B) be deemed to have contributed to the Partnership loans then outstanding under the DIP Credit Agreement in the aggregate principal amount of $16,000,000 (without taking into account any accrued interest thereon, whether or not capitalized as principal, or fees or other obligations thereunder) (the “Tailwater DIP Amount”) as contemplated by the RSA, and shall receive solely in exchange therefor the number of Class A-I Units set forth opposite Tailwater’s name on Exhibit A in the column titled Class A-I Units; and

(iii)          each Lender shall be deemed to have contributed to the Partnership certain obligations owed to such Lender under the Prior Credit Agreement in the amount set forth opposite such Lender’s name on Exhibit A in the column titled “Initial Capital Contribution”, and shall receive solely in exchange therefor the number of Class A-II Units set forth opposite such Lender’s name on Exhibit A in the column titled Class A-II Units.

(d)           Additional Capital Contributions by Partners.

(i)            Subject to Section 6.2(a)(iv) and Section 6.2(b)(iii), the General Partner may from time to time call additional capital from the Class A Limited Partners if the General Partner determines that the Partnership is in need of additional capital, including, without limitation, in order to fund any GP Obligations or Tax Distributions. No Class A Limited Partners shall be obligated to make any additional Capital Contributions to the Partnership, but each Class A Limited Partner shall have the right to participate in such Capital Contributions in accordance with this Section 4.1(d). To call additional capital from the Class A Limited Partners, the General Partner shall give written notice (a “Capital Call Notice”) to each Class A Limited Partner stating the total amount of capital that the General Partner has determined to call from all Class A Limited Partners (the “Total Capital Contribution”), the purpose or purposes for which such Total Capital Contribution will be used and the pro rata portion of the Total Capital Contribution that each Class A Limited Partner is permitted to make (which pro rata portion will be based on each Partner’s Class A Sharing Percentage). Upon receipt of a Capital Call Notice, each Class A Limited Partner shall have fifteen (15) Business Days to notify the General Partner in writing whether it will make an additional Capital Contribution to the Partnership up to the pro rata amount of the Total Capital Contribution specified for such Partner in the Capital Call Notice. If any Class A Limited Partner fails to timely notify the General Partner of its election or elects not to make any of its pro rata portion of the Total Capital Contribution (for clarity, a Class A Limited Partner shall have the right to elect to fund less than its full pro rata share of any Capital Contribution), then such Class A Limited Partner shall not be entitled to participate in such Capital Contribution and the General Partner shall give written notice (an “Unfunded Notice”) to each Class A Limited Partner that elected to make their full pro rata portion of the Total Capital Contribution (the “Fully Participating Partners”) of the portion of the Total Capital Contribution that is not being funded by the non-Fully Participating Partners and each Fully Participating Partner’s pro rata allocation of such unfunded amounts (which shall be allocated between such Fully Participating Partners based on their relative Class A Sharing Percentages, unless otherwise agreed by the Fully Participating Partners). Upon receipt of an Unfunded Notice, each Fully Participating Partner shall have five (5) Business Days, provided, if the holders of the Class A-II Units are entitled to an Unfunded Notice then each Fully Participating Partner shall have ten (10) Business Days, to notify the General Partner in writing whether it will make all or part of its share of such unfunded Total Capital Contribution. Any Class A Limited Partner that fails to timely notify the General Partner of its election or elects not to fund any portion of its allocable share of the unfunded Total Capital Contribution shall be deemed to have elected not to participate in the unfunded portion of the Capital Contribution that is offered to such Partner.

(ii)           Upon receiving all applicable elections as provided in Section 4.1(d)(i) or upon the expiration of the time period for election set forth in Section 4.1(d)(i), the General Partner shall set the time and place for closing the additional Capital Contribution by notifying each Class A Limited Partner electing to participate in such additional Capital Contribution of the same (which closing shall occur no earlier than fifteen (15) days after the date on which the notice required by this Section 4.1(d)(ii) is delivered to each Class A Limited Partner). If any Class A Limited Partner fails to fund any additional Capital Contribution within such fifteen (15) day period, the Fully Participating Partners shall have the right to fund their pro rata portion of such unfunded amounts (which shall be allocated among such Fully Participating Partners based on their relative Class A Sharing Percentages unless otherwise agreed by the Fully Participating Partners) within an additional fifteen (15) days after such failure, it being understood and agreed that this shall constitute a subsequent closing of such additional Capital Contribution. Upon the closing of any such additional Capital Contribution and in consideration of such additional Capital Contribution made by any Class A Limited Partner pursuant to this Section 4.1(d), there shall be issued to such Class A Limited Partner a number of Class A Units (or Equivalent Securities, as contemplated by Section 4.1(e), if applicable) equal to the quotient of (A) the amount of such Capital Contribution, divided by (B) the then applicable Class A Unit Price. With respect to any portion of any additional Capital Contribution that is allocable to a GP Obligation, the General Partner shall cause the Partnership to promptly transfer the full amount of such portion to the General Partner by wire transfer of immediately available funds.

(iii)          The General Partner shall not be required to make any Capital Contributions to the Partnership, and, except as set forth in Section 3.5(b) and this Section 4.1(d), no Partner shall be permitted to make additional Capital Contributions to the Partnership without the approval of the General Partner, and no Partner shall be required to make additional Capital Contributions to the Partnership without the written consent of such Partner.

(iv)          The right to participate in any additional Capital Contribution pursuant to this Section 4.1(d) shall be transferable, subject to the same terms applicable to the Transfer of Class A Units, provided that any Person that acquires the right to participate in any additional Capital Contributions from a holder of Class A-II Units (other than any Permitted Transferee of a transferring Class A-II Unit holder) shall only be entitled to receive Class A-II Units in connection with any applicable Capital Contribution contemplated hereby (and not an Equivalent Security).

(v)           Notwithstanding anything in this Section 4.1(d) to the contrary, with respect to any information or notices to be delivered to any holder of Class A-II Units pursuant to this Section 4.1(d), the General Partner shall only be required to deliver such information or notices to the Class A-II Representative and the Class A-II Representative shall deliver such information or notices to the holders of Class A-II Units and the holders of Class A-II Units shall make the election (or elect not to make the election) to participate in any such additional Capital Contribution by notifying the Class A-II Representative in the manner and within the timing required by the Class A-II Representative and the Class A-II Representative shall deliver to the General Partner such elections by all such holders of Class A-II Units in the aggregate in accordance with the timing and procedures set forth in this Section 4.1(d). Each holder of Class A-II Units hereby acknowledges and agrees that any such election delivered by the Class A-II Representative shall have the same effect as if each such holder had individually made (or failed to make) such election in accordance with this Section 4.1(d).

(e)           Equivalent Securities.

(i)            Each holder of Class A-II Units shall be entitled to elect to receive in consideration for its Capital Contribution pursuant to Section 4.1(d), in lieu of Class A-II Units, a debt instrument issued by the Partnership having substantially equivalent rights and obligations as Class A-II Units (an “Equivalent Security”).

(ii)           Each Equivalent Security shall (A) be evidenced by a note in form and substance reasonably acceptable to the Board of Directors, (B) be fully transferrable subject to the same terms and conditions as Class A-II Units (including Sections 3.4, 3.8, 3.9, 3.10 and 3.11), (C) be issued at a face value equivalent to the Class A Unit Price at which Class A Units are being issued to other Class A Limited Partners in connection with their applicable Capital Contributions at such time, (D) have a coupon tied to Class A-II Unit distributions, (E) have restrictions against prepayment or redemption except to the extent of any redemption and/or buyback of the Class A Units, (F) be unsecured and (G) contain such other terms and conditions as equivalent as possible as Class A-II Units. The Partnership and each of the Partners agree to treat the Equivalent Securities as equity for all federal, state and local income tax purposes.

(iii)          In addition to the foregoing, each Equivalent Security shall be convertible into one Class A-II Unit at any time at the election of the holder thereof and shall automatically convert to one Class A-II Unit immediately prior to a Liquidity Event, Tag-Along Sale, Drag-Along Sale, any liquidation or dissolution of the Partnership and as otherwise specified herein. Upon conversion of an Equivalent Security, any amounts paid prior to conversion as interest on such Equivalent Security shall be deemed to be amounts paid as distributions on the applicable converted Class A-II Unit for purposes of all calculations hereunder.

(iv)          In the event of a Bankruptcy of the Partnership, any subsidiary of the Partnership or the General Partner, (A) the Partnership shall have the option to convert all outstanding Equivalent Securities to Class A-II Units prior to the filing of such Bankruptcy by delivering written notice of such conversion to the Class A-II Representative (a “Conversion Notice”) for delivery to the holders of Class A-II Units and (B) if a Conversion Notice is not delivered to the Class A-II Representative prior to the filing of any Bankruptcy or is delivered but deemed ineffective by a court of competent jurisdiction, then immediately prior thereto, all then-outstanding Class A Units and Equivalent Securities shall be deemed to be reallocated among the holders of Class A Units such that each such holder holds, after such reallocation, its Class A Sharing Percentage of Class A Units and a proportionate number of Equivalent Securities equal to its Class A Sharing Percentage.

Notwithstanding anything herein to the contrary, the Partnership shall not be required to provide any representations, warranties, covenants (other than a covenant to convert such Equivalent Securities into Class A-II Units as provided herein) or other agreements that are not equivalent to those being provided to other Limited Partners receiving Class A Units at the time of such issuance.

4.2.          Return of Contribution. Except as provided in this Agreement, a Partner is not entitled to the return of any part of its Capital Contributions. No Partner shall be entitled to interest on its unrepaid Capital Contribution or on the balance reflected in such Partner’s Capital Account. Any unrepaid Capital Contribution is not a liability of the Partnership or of the other Partners. A Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return the other Partners’ Capital Contributions.

4.3.          Withdrawal of Capital. No Partner has the right to withdraw any part of its Capital Contribution from the Partnership or receive the return of any part of its Interest in the Partnership prior to its liquidation and termination pursuant to Article X hereof.

4.4.          Capital Accounts. The Partnership will create a Capital Account for each Partner owning any Units and such Capital Account shall be maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and as set forth in this Agreement.

4.5.          Class B Units Generally.

(a)           The General Partner shall be authorized to issue Class B Units from time to time in accordance with the Class B Plan.

(b)           The Partnership and each Class B Limited Partner agree to treat each Class B Unit as a separate “profits interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. Notwithstanding anything herein to the contrary, distributions to each holder of Class B Units pursuant to Section 5.1 shall be limited to the extent necessary so that each Class B Unit qualifies as a “profits interest” under Rev. Proc. 93-27 (such limitation, the “Distribution Threshold”), and this Agreement shall be interpreted accordingly. Additionally, in accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Partnership shall treat a holder of a Class B Unit as the owner of such Class B Unit from the date it is granted, and shall file its IRS Form 1065, and issue appropriate Schedule K-1s to such holder of Class B Units, allocating to such holder of Class B Units its distributive share of all items of income, gain, loss, deduction and credit associated with such Class B Unit as if it were fully vested. Each holder of Class B Units agrees to take into account such distributive share in computing its U.S. federal income tax liability for the entire period during which it holds the Class B Unit. The Partnership and each holder of Class B Units agree not to claim a deduction (as wages, compensation or otherwise) for the Fair Market Value of such Class B Unit issued to such holder of Class B Units, either at the time of grant of the Class B Unit or at the time the Class B Unit becomes substantially vested, if applicable. The undertakings contained in this Section 4.5(b) shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. The provisions of this Section 4.5(b) shall apply regardless of whether or not the holder of a Class B Unit files an election pursuant to Code Section 83(b).

(c)           (1) The General Partner is hereby authorized and directed to cause the Partnership to make an election (the “Safe Harbor Election”) to value any Class B Unit issued by the Partnership as compensation for services to the Partnership (collectively, “Compensatory Interests”), on the date of the issuance, at the liquidation value of such Compensatory Interests (i.e., a value equal to the amount that would be distributed under Section 5.1 with respect to such Compensatory Interests in a hypothetical liquidation occurring immediately after the issuance of such Compensatory Interests and assuming for purposes of such hypothetical liquidation that the Partnership’s assets are sold for their fair market values), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to proposed Treasury Regulations Section 1.83-3(l) and IRS Notice 2005-43 (collectively, the “Proposed Rules”). The General Partner shall cause the Partnership to make any allocations of items of income, gain, deduction, loss or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.

(ii)           Any such Safe Harbor Election shall be binding on the Partnership and on all of its Partners with respect to all Transfers of Compensatory Interests thereafter made by the Partnership while a Safe Harbor Election is in effect. A Safe Harbor Election once made may be revoked by the General Partner as permitted by the Proposed Rules or any applicable rule.

(iii)          Each Partner (including any Person to whom a Compensatory Interest is Transferred in connection with the performance of services), by signing this Agreement or by accepting such Transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to all Compensatory Interests Transferred while the Safe Harbor Election remains effective.

(iv)          The General Partner shall file or cause the Partnership to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to Transfers of Compensatory Interests covered by such Safe Harbor Election.

(v)           Notwithstanding anything to the contrary contained in this Agreement, the General Partner is hereby authorized and empowered, without further vote or action of the Limited Partners, to amend this Agreement as necessary to comply with the Proposed Rules or any rule, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Limited Partner. Any undertakings by the Limited Partners necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Limited Partner, respectively.

(vi)          Each Limited Partner agrees to cooperate with the General Partner to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the General Partner.

4.6.          Unit Certificates.

(a)           The Units initially shall be uncertificated, provided that the General Partner may, in its sole discretion, elect to cause the Partnership to evidence ownership of Units by issuing a certificate (each, a “Unit Certificate”) executed by appropriate officers of the Partnership or the General Partner certifying the number of Units owned by each Partner. The General Partner shall be permitted to cause the Partnership to engage an administrative agent to maintain records of ownership of the Units and Equivalent Securities (including any distributions, payments and/or interest with respect thereto) and any and all changes in such ownership in book-entry form or such other procedures that it determines to be necessary or appropriate.

(b)           Notwithstanding anything to the contrary contained in this Agreement, in order to effect a valid Transfer of Units for which a Unit Certificate has been issued, prior to the effectiveness of such Transfer, the transferring Partner, as applicable, shall surrender the subject Unit Certificate to the Partnership together with a transfer power duly executed by the transferring Partner, as applicable, with the transferring Partner’s signature thereon guaranteed by a medallion stamp upon the General Partner’s request. Upon such compliance, surrender and delivery, the Partnership shall execute and deliver a new Unit Certificate in the name of the assignee(s) and in the denominations specified in the Transfer documentation, and shall issue to the transferring Partner, as applicable, a new Unit Certificate evidencing the portion of the surrendered Unit Certificate, if any, not so Transferred, and the surrendered Unit Certificate shall promptly be cancelled.

(c)           The Partnership shall issue a new Unit Certificate in place of any Unit Certificate theretofore issued by it that is alleged to have been lost, stolen or destroyed, provided that as a condition precedent thereto the General Partner may in its discretion require the Partner that is the record owner of any allegedly lost, stolen or destroyed Unit Certificate to deliver to the Partnership a duly executed affidavit of loss and an agreement and/or a bond sufficient to indemnify the Partnership against any adverse claim in connection with the issuance of a new Unit Certificate.

(d)           Notwithstanding anything to the contrary contained in this Agreement, the General Partner and the Partnership shall be entitled to rely exclusively on record ownership of Units for which a Unit Certificate has been issued as evidenced by outstanding Unit Certificates and the Partnership’s records thereof. The Partnership shall treat the record owner of a Unit Certificate as the holder of the Units evidenced thereby unless and until such Units have been Transferred in accordance with this Agreement, including Section 3.4.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

5.1.          Distributions.

(a)           Distributions of Available Cash. Subject to Section 5.2, Available Cash and non-cash property shall be distributed to the Partners solely at such times and in such amounts as the General Partner shall declare, provided that no distributions shall be made to the Partners until such time as the Unsecured Notes have been paid in full. Subject to the foregoing, Sections 5.1(g) and 5.2, Available Cash and, if applicable, other property declared by the General Partner to be available for distribution under this Section 5.1 shall be distributed, if and when determined by the General Partner in its sole discretion, as follows:

(i)            First, 100% to the holders of Class A Units with respect to their Class A Units (and among the holders of Class A Units pro rata based on the amount that would be required to be distributed to each holder of Class A Units to cause such holder’s First Priority Amount to be reduced to zero), until the First Priority Amount of each holder of Class A Units has been reduced to zero;

(ii)           Second, (A) 92.5% to the holders of Class A Units with respect to their Class A Units (and among the holders of Class A Units pro rata based on the amount that would be required to be distributed to each holder of Class A Units to cause such holder’s Second Priority Amount to be reduced to zero) and (B) 7.5% to the holders of Class B Units pro rata in proportion to the Class B Sharing Percentage of each holder of Class B Units, until the Second Priority Amount of each holder of Class A Units has been reduced to zero;

(iii)          Third, (A) 90% to the holders of Class A Units with respect to their Class A Units (and among the holders of Class A Units pro rata based on the amount that would be required to be distributed to each holder of Class A Units to cause such holder’s Third Priority Amount to be reduced to zero) and (B) 10% to the holders of Class B Units pro rata in proportion to the Class B Sharing Percentage of each holder of Class B Units, until the Third Priority Amount of each holder of Class A Units has been reduced to zero;

(iv)          Fourth, (A) 87.5% to the holders of Class A Units with respect to their Class A Units (and among the holders of Class A Units pro rata based on the amount that would be required to be distributed to each holder of Class A Units to cause such holder’s Fourth Priority Amount to be reduced to zero) and (B) 12.5% to the holders of Class B Units pro rata in proportion to the Class B Sharing Percentage of each holder of Class B Units, until the Fourth Priority Amount of each holder of Class A Units has been reduced to zero; and

(v)           Thereafter, (A) 86% to the holders of Class A Units with respect to their Class A Units (and among the holders of Class A Units pro rata in proportion to Class A Sharing Percentage of each holder of Class A Units) and (B) 14% to the holders of Class B Units pro rata in proportion to the Class B Sharing Percentage of each holder of Class B Units;

provided, however, that from and after such time as the holders of Class A-I Units have received cash distributions in an amount necessary to cause the Class A Threshold Amount to be reduced to zero, all distributions to the holders of Class A Units pursuant to this Section 5.1(a) shall, notwithstanding the foregoing, be allocated among the holders of Class A Units pro rata in proportion to the Revised Class A Sharing Percentage (and among the holders of Class A-I Units and Class A-II Units pro rata in proportion to the Class A-I Sharing Percentages and Class A-II Sharing Percentages, respectively, of such holders of Class A Units).

Notwithstanding the foregoing, no holder of Class B Units subject to a Distribution Threshold shall be entitled to receive any distributions pursuant to clauses (a)(ii) through (v) in respect of any such Class B Unit unless and until each of the Class A Units and Class B Units outstanding on the date such Class B Unit is issued shall have received distributions after such date in the aggregate pursuant to this Section 5.1 or Section 5.2 equal to the Fair Market Value of the Partnership on the date such Class B Unit is issued, and any such withheld distributions shall be retained by the Partnership and may thereafter be distributed to the holders of Units in accordance with this Section 5.1(a) (provided that any such subsequent distribution shall remain subject to the foregoing provision).

At any time that distributions are being made pursuant to this Section 5.1(a), such distributions shall be made giving effect to all prior distributions and all prior Capital Contributions.

(b)           Distributions in Error. Any distributions pursuant to this Section 5.1 made in error or in violation of Section 17-607(a) of the Act, will, upon demand by the General Partner, be returned to the Partnership.

(c)           Cash and Non Cash Distributions.

(i)            Subject to Section 5.1(c)(ii), if any distribution consists of both cash and non-cash property, then the cash and non-cash property shall be distributed on a pro rata basis such that the total amount of property distributed on account of each Unit shall contain the same percentage of cash and the same percentage of non-cash property (based on the Fair Market Value of such non-cash property), and, to the extent the non-cash Distributable Property shall consist of more than one item of non-cash property, the General Partner shall, to the extent practicable, allocate to each Unit receiving a distribution the same percentage (as a percentage of the total value of cash and non-cash property distributed) of each item or type of non-cash property.

(ii)           If any distribution consists of both cash and non-cash property and such distribution is allocated among more than one class of Units, then the cash and non-cash property shall be distributed on a pro rata basis such that the total amount of property distributed to each class of Units receiving a distribution shall contain the same percentage of cash and the same percentage of non-cash property (based on the Fair Market Value of such non-cash property), and, to the extent the non-cash Distributable Property shall consist of more than one item of non-cash property, the General Partner shall, to the extent practicable, allocate to each class of Units receiving a distribution the same percentage (as a percentage of the total value of cash and non-cash property distributed) of each item or type of non-cash property.

(d)           Notwithstanding any provision to the contrary contained in this Agreement, if (i) any of the First Priority Amount, Second Priority Amount, Third Priority Amount or Fourth Priority Amount (each, a “Priority Amount”) occurs hereunder, (ii) subsequent thereto, additional Capital Contributions are made by the Limited Partners hereunder, and (iii) taking into account such subsequent additional Capital Contributions and all distributions made as of such time, a Priority Amount would not be deemed to have occurred, then, for purposes hereof and as of the date such additional Capital Contributions are made, (A) such Priority Amount shall be deemed not to have occurred and (B) until the point in time that such Priority Amount again occurs hereunder (taking into account all Capital Contributions and distributions made as of such time), all subsequent allocations and distributions to the Limited Partners shall be made on the basis that such Priority Amount has in fact not occurred, and the holders of Class B Units will no longer participate in any such distributions, in each case, until the applicable Priority Amount again occurs; provided, that the holders of Class B Units shall be entitled to retain any distributions made to any of them at a time when such Priority Amount, as applicable, had occurred.

(e)           Notwithstanding the provisions of Section 5.1(a), all amounts otherwise distributable pursuant to Section 5.1(a) with respect to any unvested Class B Units shall be retained by the Partnership (collectively, the “Withheld Amounts”). Within thirty (30) days following the date any Class B Unit has become fully vested, the Partnership shall distribute the Withheld Amounts with respect to each Class B Unit that has become fully vested to the holder of such Class B Unit. Any forfeiture or cancellation of any unvested Class B Units will result in the forfeiture of all Withheld Amounts relating thereto, and all such forfeited Withheld Amounts shall be retained by the Partnership and may thereafter be distributed to the holders of Units in accordance with Section 5.1(a).

(f)            If at any time a distribution is payable to holders of Class B Units pursuant to Section 5.1(a) and at such time all of the authorized Class B Units are not then outstanding (whether as a result of forfeiture, repurchase, failure to have been granted or otherwise), the amount of any such distributions otherwise payable to the holders of Class B Units shall, notwithstanding anything to the contrary in Section 5.1(a), be reduced by an amount equal to the product of (i) the aggregate amount of such distributions payable to the holders of Class B Units multiplied by (ii) a fraction (expressed as a percentage), the numerator of which shall be equal to the number of authorized Class B Units that are not then outstanding and the denominator of which shall be equal to the aggregate number of authorized Class B Units, and the amount of any such reduction shall be retained by the Partnership and may thereafter be distributed to the holders of Units in accordance with Section 5.1(a) (provided that any such subsequent distribution shall remain subject to the provisions of this Section 5.1(f)).

(g)           If at any time there exists any Redirected Distribution Amount for which a distribution in full has not been made in accordance with this Section 5.1(g), any distributions otherwise payable pursuant to Section 5.1(a) to an Asserting Party to which such Redirected Distribution Amount relates, or any Transferees of its Interests (or, if such distributions to the Asserting Party and/or any Transferees thereof are insufficient, distributions to all other holders of Class A-II Units) shall be redirected and distributed to the other holders of Units (or their Transferees in proportion to the Interest Transferred to such Transferee(s)) in accordance with Section 5.1(a) as reimbursement of amounts owed to such holders until the aggregate amount of the distributions so redirected to such other holders of Units (or their Transferees) is equal to sum of (i) the Redirected Distribution Amount multiplied by the aggregate Class A Sharing Percentages of all holders of Class A Units other than the Asserting Party (or its Transferees) plus (ii) an amount equal to 15% per annum annual return thereon, compounded quarterly (any such redirected amounts distributed to such other holders of Units (or their Transferees) a "Set-Off Distribution"). To the extent the other holders of Class A-II Units that are not Asserting Parties suffer a Set-Off Distribution, any future distributions otherwise payable pursuant to Section 5.1(a) to an Asserting Party to which such Set-Off Distribution relates, or any Transferees of its Interests shall be redirected and distributed to such other Class A-II Units that are not Asserting Parties (or their Transferees in proportion to the Interest Transferred to such Transferee(s)) as reimbursement of amounts owed to such holders until the aggregate amount of the distributions so redirected to such other holders of Class A-II Units (or their Transferees) is equal to the sum of the Set-Off Distribution suffered by all other such holders of Class A-II Units (other than the Asserting Party (or its Transferees)) (any such redirected amounts distributed to such other holders of Class A-II Units (or their Transferees) a “Class A-II Recovery Distribution”). Notwithstanding the actual distribution of any Set-Off Distributions or Class A-II Recovery Distributions to any holder of Units (or its Transferees), any Set-Off Distributions or Class A-II Recovery Distributions so distributed to such other holders (or their Transferees) shall be treated for purposes of this Agreement as having been distributed to the Asserting Party (or its Transferees) (or to the holders of Class A-II Units, as applicable in the case of Set-Off Distributions) that would have received such Set-Off Distributions or Class A-II Recovery Distributions but for the application of this Section 5.1(g).

5.2.          Tax Distributions.

(a)           No later than the tenth (10) day of each September, December, March and June, the Partnership shall to the extent of sufficient funds (as reasonably determined by the General Partner), (i) distribute to each Partner an amount of cash equal to such Partner’s Tax Amount (such amount, a “Minimum Amount,” and such a distribution, a “Minimum Tax Distribution”),and (ii) distribute to each Class A Partner an amount of cash equal to (A) the cash amount that would be distributed to each Class A Partner if each Class A Partner had received a pro rata distribution in proportion to the number of Class A Units held by each Partner, such that each Class A Partner received an amount at least equal to its Tax Amount, minus (B) the Minimum Tax Distribution received by such Class A Partner (such amount, a “True-Up Amount,” and such a distribution, a “True-Up Tax Distribution,” and together with a Minimum Tax Distribution, a “Tax Distribution”), except as otherwise provided in Sections 5.2(c), 5.2(d) and 5.2(e).

(b)           As used herein, “Tax Amount” means the an amount equal (i) the product of (x) the General Partner’s reasonable estimation of the taxable income, gain, loss, deduction, credit, and guaranteed payments (to the extent described in Section 5.2(a) above) allocated to such Partner for the applicable quarter of such Allocation Period, multiplied by (y) the highest marginal effective rate of U.S. federal, state and local income tax (including for this purpose any tax under Code Section 1411 or similar provisions of law) applicable to an individual or corporation (whichever has the higher rate) resident in New York, New York, taking account of any difference in rates applicable to ordinary income, capital gains and “qualified dividends,” as such term is defined in Code Section 1(h) and any allowable deductions in respect of such state and local taxes in computing such Partner’s liability for U.S. federal income taxes, and such other assumptions as the General Partner shall reasonably determine, less (ii) any losses and deduction of the Partnership allocated to such Partner prior to the applicable quarter of the current Allocation Period but after the Effective Date and only to the extent such losses and deductions have not been offset by income or gain of the Partnership allocated to such Partner in subsequent quarters of an Allocation Period. For the avoidance of doubt, in determining the Tax Amount for any Partner, there shall be taken into account any items allocated to such Partner pursuant to Code Section 704(c) and the Treasury Regulations promulgated thereunder (including any amounts allocable pursuant to the “remedial allocation method” described in Treasury Regulation Section 1.704-3(d), any adjustment made pursuant to Code Section 743(b) or 734(b) of the Code, and any items taken into account by such Partner (or its direct or indirect owner) pursuant to the provisions of Code Section 613A(c)(7)(D) and the Treasury Regulations promulgated thereunder).

(c)           Notwithstanding anything in this Section 5.2, for any taxable quarter, if the Partnership does not have sufficient funds (as reasonably determined by the General Partner) available to pay all Partners the maximum amount of their respective Tax Distributions under Section 5.2(a), then the excess of the aggregate maximum amount of Tax Distributions payable under Section 5.2(a) over the amount of sufficient funds shall be applied to reduce the amounts distributed to the Partners pursuant to Section 5.2(a) as follows:,.

(i)            first, each Class A Partner’s True-Up Tax Distribution shall be reduced pro rata in proportion to each Partner’s True-Up Amount (the “Initial Cutback Amount”);

(ii)           second, if necessary, each Partner’s Minimum Tax Distribution shall be reduced pro rata in proportion to each Partner’s Minimum Amount (the “Additional Cutback Amount”)

(d)           Each Class A Partner’s Initial Cutback Amount shall be added to the True-Up Amount of such Partner in the next quarter of the Applicable Period and each Partner’s Additional Cutback Amount shall be added to the Minimum Amount of such Partner in the next quarter of the Applicable Period; provided, that any increase to a Class A Partner’s True-Up Amount shall be ignored for the purposes of calculating the amount of the other Class A Partners’ applicable True-Up Tax Distributions.

(e)           A final accounting for Tax Distributions shall be made for each Allocation Period after the Partnership’s actual taxable income has been determined, and any shortfall in the amount of Tax Distributions a Partner received for such taxable year based on such final determination shall promptly be distributed to such Partner, and any excess in the amount of Tax Distributions a Partner received for such taxable year shall be applied against the subsequent Tax Distributions due to such Partner; provided, however, for any Allocation Period, if the Partnership does not have funds sufficient to distribute to each Partner the amount of such Partner’s shortfall, then such available funds shall be distributed in a manner and priority analogous to the manner and priority described in Section 5.2(c) (regarding insufficient funds with respect to a given taxable quarter). For any Allocation Period, if any shortfall remains for any Partner after giving effect to the preceding sentence, the amount of such shortfall attributable to a True-Up Amount shall be added to the applicable Partner’s True-Up Amount for the first quarter of the next Applicable Period and the amount of such shortfall attributable to a Minimum Amount shall be added to the applicable Partner’s Minimum Amount for the first quarter of the next Applicable Period. In addition, in the event of any audit adjustment by a taxing authority which affects the amount of taxable income allocated or required to be allocated to the Partners in any year, or in the event the Partnership files an amended return which has such effect, the aggregate amount of Tax Distributions that should have been made with respect to such year shall be recalculated by giving effect to such audit adjustment or changes reflected in the amended return, as applicable (treating any interest or penalties incurred by any of the Partners in connection therewith as an addition to the assumed tax liability of such Partners), and any excess or shortfall in the resulting amount of Tax Distributions shall be treated in accordance with the preceding two (2) sentences.

(f)            Tax Distributions shall be considered advanced distributions made pursuant to the applicable provisions of Section 5.1 and shall be taken into account in determining the amount of any future distributions (including distributions under Section 10.2).

5.3.          Allocations.

(a)           Profits and Losses.

(i)            General Application. For each Allocation Period, after giving effect to Section 5.3(b), the rules set forth below in this Section 5.3(a) shall apply for the purpose of determining each Partner’s allocable share of the items of income, gain, loss and expense of the Partnership comprising Profits or Losses of the Partnership for such Allocation Period.

(ii)           Hypothetical Liquidation. The items of income, expense, gain and loss of the Partnership comprising Profits or Losses for an Allocation Period shall be allocated among the Persons who were Partners during such Allocation Period in a manner that shall, as nearly as possible, cause the Capital Account balance of each Partner at the end of such Fiscal Year to equal the excess (which may be negative) of:

(A)           the amount of the hypothetical distribution (if any) that such Partner would receive if, on the last day of the Fiscal Year, (x) all Partnership assets were sold for cash equal to their respective Gross Asset Values, taking into account any adjustments thereto for such Fiscal Year, (y) all Partnership liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or any Partner Nonrecourse Debt with respect to such Partner, to the Gross Asset Values of the assets securing such liability), and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 10.2 hereof; over

(B)           the sum of (x) the amount, if any, without duplication, that such Partner would be obligated to contribute to the capital of the Partnership, (y) such Partner’s share of Partnership Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g), and (z) such Partner’s share of Partner Minimum Gain determined pursuant to Treasury Regulations Section 1.704 2(i)(5), all computed as of the hypothetical sale described in Section 5.3(a)(ii)(A) hereof;

(b)           Regulatory Allocations. Notwithstanding the foregoing provisions of Section 5.3(a), the following special allocations will be made in the following order of priority:

(i)            Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during an Allocation Period, then each Partner will be allocated items of Partnership income and gain for such Allocation Period (and, if necessary, for subsequent Allocation Periods) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 5.3(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(ii)           Partner Minimum Gain Chargeback. If there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Allocation Period, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), will be specially allocated items of Partnership income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(i)(4). This Section 5.3(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(iii)          Qualified Income Offset. If any Partner unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income, gain and Simulated Gain will be allocated to all such Partners (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Partner as quickly as possible, provided that an allocation pursuant to this Section 5.3(b)(iii) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account deficit after all other allocations provided for in this Section 5.3 have been tentatively made as if this Section 5.3(b)(iii) were not in this Agreement. It is intended that this Section 5.3(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iv)          Gross Income Allocation. In the event that any Partner has a deficit Capital Account at the end of any Allocation Period which is in excess of the sum of (x) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (y) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.3(b)(iv) shall be made only if and to the extent that such Partner would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Section 5.3 have been made as if Section 5.3(b)(iii) and this Section 5.3(b)(iv) were not in this Agreement.

(v)           Limitation on Allocation of Net Loss. If the allocation of Losses, Simulated Depletion or Simulated Losses to a Partner as provided in Section 5.3(a) would create or increase an Adjusted Capital Account deficit, there will be allocated to such Partner only that amount of Losses, Simulated Depletion or Simulated Losses as will not create or increase an Adjusted Capital Account deficit. The Losses, Simulated Depletion or Simulated Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Partner will be allocated to the other Partners in accordance with their relative proportion of Units, subject to the limitations of this Section 5.3(b)(v).

(vi)          Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Partners in accordance with their Interests in the Partnership in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vii)         Nonrecourse Deductions. Nonrecourse Deductions for each Allocation Period of the Partnership will be allocated (A) 86% to the holders of Class A Units with respect to their Class A Units (and among the holders of Class A Units pro rata in proportion to Class A Sharing Percentage of each holder of Class A Units) and (B) 14% to the holders of Class B Units pro rata in proportion to the Class B Sharing Percentage of each holder of Class B Units.

(viii)        Partner Nonrecourse Deductions. Partner Nonrecourse Deductions will be allocated each Allocation Period to the Partner that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.

(ix)           Simulated Depletion, Simulated Loss. Simulated Depletion for each Depletable Property, and Simulated Loss upon disposition of Depletable Property, shall be allocated among the Partners in proportion to their shares of Simulated Basis in such property.

(c)           Tax Allocations.

(i)            Except as provided in Section 5.3(c)(ii), Section 5.3(c)(iii), and Section 5.3(d), for income tax purposes under the Code and the Treasury Regulations, each Partnership item of income, gain, loss, deduction and credit will be allocated between the Partners as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Article V.

(ii)           Tax items with respect to Partnership assets that are contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution will be allocated between the Partners for income tax purposes pursuant to Treasury Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership will account for such variation under any method approved under Code Section 704(c) and the applicable Treasury Regulations and, the Parties agree that, unless and until a different method is selected pursuant to the provisions of this Agreement, the Partnership shall use the remedial method pursuant to Treasury Regulations Section 1.704-3(d). If the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Partnership asset will take account of any variation between the adjusted basis of such Partnership asset for U.S. federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Treasury Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the General Partner. Allocations pursuant to this Section 5.3(c)(ii) are solely for purposes of U.S. federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of net Profits, net Losses and any other items or distributions pursuant to any provision of this Agreement.

(iii)

(A)           If the Partnership recognizes Depreciation Recapture with respect to the sale of any Partnership asset, (i) the portion of the gain on such sale which is allocated to a Partner pursuant to Section 5.3(a) and Section 5.3(b) shall be treated as consisting of a portion of the Partnership’s Depreciation Recapture on the sale and a portion of the balance of the Partnership’s remaining gain on such sale under principles consistent with Treasury Regulations Section 1.1245-1 and (ii) if, for U.S. federal income tax purposes, the Partnership recognizes both “unrecaptured section 1250 gain” (as defined in Code Section 1(h)) and gain treated as ordinary income under Code Section 1250(a) with respect to such sale, the amount treated as Depreciation Recapture under Section 5.3(c)(iii)(B) shall be comprised of a proportionate share of both such types of gain.

(B)           For purposes of this Section 5.3(c)(iii), “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Partnership which, for U.S. federal income tax purposes, (i) is treated as ordinary income under Code Section 1245, (ii) is treated as ordinary income under Code Section 1250 or (iii) is “unrecaptured section 1250 gain” as such term is defined in Code Section 1(h).

(d)           Income Tax Allocations with respect to Depletable Properties.

(i)           Pursuant to Code Section 613A(c)(7)(D) and the Treasury Regulations promulgated thereunder, cost and percentage depletion deductions with respect to any Depletable Property shall be computed separately by the Partners rather than the Partnership. For purposes of such computations, the U.S. federal income tax basis of each Depletable Property shall be allocated to each Partner in accordance with such Partner’s Class A Sharing Percentage as of the time such Depletable Property is contributed to or acquired by the Partnership (and any additions to such federal income tax basis resulting from expenditures required to be capitalized in such basis shall be allocated among the Partners in a manner designed to cause the Partners’ proportionate shares of such adjusted federal income tax basis to be in accordance with their Class A Sharing Percentages as determined at the time of any such additions), and shall be reallocated among the Partners in accordance with the Partners’ Class A Sharing Percentages as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Partnership’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value.

(ii)           For purposes of the separate computation of gain or loss by each Partner on the taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (A) first, to the Partners in an amount equal to the Simulated Basis in such Depletable Property in proportion to their allocable shares thereof and (B) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains.

(iii)          The allocations described in clauses (i) and (ii) of this Section 5.3(d) are intended to be applied in accordance with the Partners’ “interests in partnership capital” under Code Section 613A(c)(7)(D); provided that the Partners understand and agree that the General Partner may, in good faith, authorize special allocations of U.S. federal income tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted U.S. federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles outlined in Section 5.3(c)(ii). The provisions of this Section 5.3(d) and the other provisions of this Agreement relating to allocations under Code Section 613A(c)(7)(D) are intended to comply with Treasury Regulations Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(iv)          Each Partner shall separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Partnership. Upon the request of the Partnership, each Partner shall advise the Partnership of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Partnership may rely on such information and, if it is not provided by the Partner, may make such reasonable assumptions as it shall determine with respect thereto. The General Partner shall cause the Partnership to provide each Partner with information reasonably requested by such Partner to comply with this Section 5.3(d)(iv) and other tax reporting obligations.

(e)           Other Provisions.

(i)            For any Allocation Period or other period during which any part of any Interest in the Partnership is Transferred between the Partners or to another Person (other than by pledge of, or grant of a security interest in, such Interest), the portion of the Profits, Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of an Interest in the Partnership will be apportioned between the Transferor and the Transferee under any method allowed pursuant to Code Section 706 and the applicable Treasury Regulations as determined by the General Partner, although an interim closing of the books method shall be used if the Transferor agrees to reimburse the Partnership for reasonable costs incurred.

(ii)           In the event that the Code or any Treasury Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article V, the General Partner is hereby authorized to adjust or amend the allocations to the extent necessary to satisfy the Code and any Treasury Regulations, and no such new allocation will give rise to any claim or cause of action by any Partner.

(iii)          For purposes of determining the Partners’ proportional share of the Partnership’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Partners’ interests in profits will be equal to their respective shares of any amounts that would be distributable pursuant to Section 5.1(a)(v).

(iv)          Credits. All tax credits shall be allocated among the Partners as determined by the General Partner, consistent with applicable law.

(f)           Valuation; Revaluation. Except as otherwise specifically provided in this Agreement, valuations will be made by the General Partner or by independent third parties appointed by the General Partner and deemed qualified by the General Partner to render an opinion as to the value of the Partnership’s assets, using such methods and considering such information relating to the investments, assets and liabilities of the Partnership as the General Partner or independent third party, as the case may be, may determine in the discretion of the General Partner.

(g)           Prior Allocation Periods. All allocations of Profits or Losses or items of income, gain, loss, deduction or credit for any period prior to the first Allocation Period shall be governed by the First Amended and Restated Partnership Agreement or the Second Amended and Restated Partnership Agreement, as applicable.

5.4.          Withholding. The Partnership may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of federal, state, local or foreign taxes that the General Partner reasonably determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement. If the Partnership decides to withhold distributions or a portion thereof distributable or allocable to a Class A Limited Partner, the General Partner shall promptly provide notice to such Class A Limited Partner prior to withholding any such amounts and shall consult with such Class A Limited Partner and its tax advisors regarding such withholding. Any amounts withheld pursuant to this Section 5.4 or withheld by a third party from payments made to the Partnership or any of its Subsidiaries on account of a particular Partner will be treated as having been distributed to such Partner. To the extent that the cumulative amount of such withholding for any period exceeds the distributions to which such Partner is entitled for such period, the amount of such excess, if not immediately repaid by such Partner to the Partnership, will be considered a loan from the Partnership to such Partner, with interest accruing at two percent (2%) plus the Interest Rate. Such loan may, at the option of the General Partner, be satisfied (a) out of distributions to which such Partner would otherwise be subsequently entitled, or (b) by the immediate payment in cash to the Partnership of such excess amount. The General Partner, on behalf of the Partnership, may take any other action it determines to be necessary or appropriate in connection with any obligation or possible obligation to impose withholding pursuant to any tax law or to pay any tax with respect to a Partner. Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Partner’s Units to secure such Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 5.4. Each Partner will take such actions as the Partnership may request in order to perfect or enforce the security interest created hereunder.

ARTICLE VI

MANAGEMENT

6.1.          Management. Except as otherwise provided in this Agreement or by applicable law, the power and authority to manage, direct and control the Partnership will be vested in the General Partner. The General Partner will have full, complete and exclusive authority to manage, direct and control the business, affairs and properties of the Partnership, and to perform any and all other acts or activities customary or incident to the management of the Partnership’s activities, without the necessity of the approval by the Limited Partners except as expressly provided herein. Except for the General Partner, no Partner may claim or exercise any authority to act, or to enter into any contract or agreement, on behalf of the Partnership. The Limited Partners agree that all determinations, decisions and actions made or taken by the General Partner shall be conclusive and absolutely binding upon the Partnership, the Limited Partners and their respective successors, personal representatives and permitted assigns. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as herein set forth.

6.2.          Supermajority Vote; Majority Vote. Notwithstanding anything contained in this Agreement, and without limiting any requirement in this Agreement that any action require approval of the General Partner:

(a)           prior to a Qualified IPO, the following matters shall require the approval of the General Partner in accordance with Section 7.11(b) of the GP Agreement:

(i)            the approval or modification of compensation payable by any Person in the Partnership Group to any individual affiliated with a Partner;

(ii)           any Liquidity Event prior to December 31, 2019, unless (A) the holders of Class A-II Units will have received aggregate distributions (giving effect to such Liquidity Event) in an amount not less than one and one-half (1.5) times the value of the Class A-II Units issued to holders of Class A-II Units on the Effective Date as set forth on Exhibit A under the column titled “Initial Capital Contribution” and (B) the net proceeds received in connection with such Liquidity Event would, if distributed in accordance with Section 5.1, result in each holder of Class A-I Units having received aggregate cash distributions in excess of the amount necessary to cause the Class A Threshold Amount to be reduced to zero;

(iii)          any disposition by any Person in the Partnership Group of any Equity Security of SXE GP or any successor, other than as part of a Liquidity Event from and after December 31, 2019 or as otherwise approved or permitted pursuant to clause (ii) above;

(iv)          making capital calls, other than capital calls approved pursuant to Section 6.2(b)(iii);

(v)           issuing any Equity Securities of any Person in the Partnership Group, other than the issuance of Equity Securities of any Person in the Partnership Group approved pursuant to Section 6.2(b)(iv);

(vi)          any disposition by any Person in the Partnership Group of assets with a fair market value equal to or greater than $15,000,000, other than (A) a Dropdown Transaction approved pursuant to Section 6.2(b)(viii) or (B) in connection with a Liquidity Event otherwise approved or permitted by Section 6.2(b)(vii);

(vii)         any bankruptcy or liquidation, dissolution, or similar proceedings with respect to any Person in the Partnership Group;

(viii)        the repurchase of Interests of any Class A Limited Partner, other than on a pro-rata basis among and as agreed by all Class A Limited Partners;

(ix)           (A) any transaction or series of related transactions between any Person in the Partnership Group, on the one hand, and any Partner or any Affiliate thereof, on the other hand, and (B) approval of any amendments, amendments and restatements, supplements or modifications to any current or future transactions that are or would be covered by this clause (ix), other than in connection with any Dropdown Transaction approved in accordance with Section 6.2(b)(viii);

(x)           any amendment to the organizational documents of any Person in the Partnership Group (other than as required to implement any action that may be approved in accordance with Section 6.2(b) or that does not adversely impact the rights, obligations, liabilities or economics of any Class A-II Limited Partner disproportionately as compared to any other Class A Limited Partner or as otherwise expressly permitted pursuant to the organizational documents of such Person);

(xi)           any change, modification, increase or decrease in the size or composition of the Board of Directors or the board of directors of SXE (excluding the appointment, removal or change of any individual Director on the Board of Directors or the board of directors of SXE);

(xii)          the formation of any Subsidiary of the Partnership authorized to engage in any business activities other than as described in Section 2.5 or any change in nature of the business of any Person in the Partnership Group from any purpose other than as described in Section 2.5;

(xiii)         the adoption or change of tax elections (including those under Code Section 704(c)), tax accounting methods or tax reporting positions of any Person in the Partnership Group, except as required by applicable tax law;

(xiv)        the making of any distribution by the Partnership, other than of Available Cash in accordance with Section 5.1 and Section 5.2;

(xv)         the acquisition (A) by EIG or Tailwater, or any of their Affiliates, (other than through the Partnership or its Subsidiaries) of any Equity Securities, instruments convertible into Equity Securities or debt instruments (other than the Unsecured Notes) of the SXE Group or (B) by any Lender (other than through the Partnership or its Subsidiaries) of any Equity Securities or instruments convertible into Equity Securities of the SXE Group (excluding any such acquisition or conversion relating to debt of the SXE Group held by such Lender);

(xvi)        the transfer by the General Partner of any Units held by it or of its general partner interest in the Partnership, other than as part of a Liquidity Event from and after December 31, 2019 or as otherwise approved or permitted pursuant to clause (ii) above; and

(xvii)       exercising rights of any Person in the Partnership Group in such Person’s capacity as a member, manager or partner (general or limited) of any other Person in the Partnership Group or any joint venture in which a Person in the Partnership Group has an interest with respect to any action requiring approval of the General Partner pursuant to this Section 6.2(a).

(b)           Without limiting any approval as required under Section 6.2(a), the following matters shall require the approving vote of the General Partner in accordance with Section 7.11(c)(i) of the GP Agreement:

(i)            the appointment, termination or removal of any officer of any Person in the Partnership Group;

(ii)           subject to Section 6.2(a)(i), the approval or modification of compensation payable by any Person in the Partnership Group to any individual or amending any employee compensation benefit or incentive plan of any Person in the Partnership Group;

(iii)          making capital calls, provided such capital calls (A) are to fund any payment obligation of a member of the Partnership Group or any expenditure set forth in the approved Annual Budget (including any amendments thereto) or (B) are required to maintain compliance or otherwise avoid default under any credit agreement to which any member of the Partnership Group or the SXE Group is a party, in each case (I) to the extent the payments or expenditures related thereto are to occur within sixty (60) days of the funding date of such capital call, (II) there is not sufficient liquidity to fund such payments (as reasonably determined by the Board of Directors, provided that in determining such liquidity the Board of Directors shall include the amount of any cash and cash equivalents held by the Partnership Group in excess of six (6) months of operating expenses, maintenance capital expenses, debt service, replacements and contingencies as set forth in the Annual Budget (including any amendments thereto)) and (III) such capital calls are not primarily intended to dilute the interest of any Class A Limited Partner;

(iv)          issuing (i) subject to Section 3.5(b), Equity Securities in the Partnership or (ii) Equity Securities in any subsidiary of the Partnership issued solely to the Partnership or a wholly owned subsidiary of the Partnership;

(v)           the issuance or voluntary redemption or prepayment by any Person in the Partnership Group of any debentures, bonds or any other debt securities (including any security convertible into or exchangeable for any other security) or the making or voluntary prepayment of any loan to any Person;

(vi)          any determination of Available Cash or, subject to Section 6.2(a)(xiv), any distribution by the Partnership;

(vii)         subject to Section 6.2(a)(ii), any Liquidity Event (unless directed by Tailwater or EIG at any time from or after December 31, 2019 pursuant to Section 7.13 of the GP Agreement);

(viii)        any Dropdown Transaction;

(ix)           subject to Section 6.2(a)(ix) and other than in connection with a Liquidity Event otherwise approved or permitted by Section 6.2(b)(vii), the approval of any merger, consolidation, recapitalization or similar transaction by any Person in the Partnership Group, provided such transaction is on arms-length terms;

(x)            the approval by any Person in the Partnership Group of any Annual Budget (or any amendment thereto) and any approval by any Person in the Partnership Group of expenditures in excess of those reflected in the then current Annual Budget (subject to any permitted variances);

(xi)          subject to Section 6.2(a)(ix), the approval of any entry by any Person in the Partnership Group into, or amendment or waiver of any rights of any Person in the Partnership Group under, any partnership or joint venture with any other Person, provided such partnership or joint venture is on arms-length terms;

(xii)          the approval of any contract to be entered into by any Person in the Partnership Group after the Effective Date (A) with a term of more than twelve (12) months (other than any contract that may be terminated by such Person on not more than ninety (90) days notice without penalty), or (B) involving expected payments by any Person in the Partnership Group of more than $5,000,000, in the aggregate (other than payments for obligations as set forth in an Annual Budget), and (C) any non-ministerial amendment to any such contract;

(xiii)        any voluntary encumbrance of any properties or assets of any Person in the Partnership Group to secure any debt and/or other obligations;

(xiv)        subject to Section 6.2(a)(ix), any disposition by any Person in the Partnership Group of assets on arm’s length terms and with a fair market value of less than $15,000,000, other than with respect to the disposition of worthless or obsolete assets;

(xv)         subject to Section 3.13, determining Fair Market Value;

(xvi)        initiating, compromising or settling any lawsuit, administrative matter or other dispute (A) where the amount the Partnership Group may recover or might be obligated to pay, as applicable, is in excess of $1,000,000 or (B) that contains a restriction, mandate or limitation on the conduct, actions or inactions of the Partnership Group; and

(xvii)       subject to Section 6.2(a), exercising rights of any Person in the Partnership Group in such Person’s capacity as a member, manager or partner (general or limited) of such Person in the Partnership Group or any joint venture in which a member of the Partnership Group has an interest with respect to any action requiring approval of the General Partner pursuant to this Section 6.2(b).

6.3.          Officers. The General Partner may, from time to time, designate one or more Persons to be officers of the Partnership (each, an “Officer”), with such titles as the General Partner may assign to such Persons. No Officer need be a Partner or a resident of the State of Delaware. Officers so designated will have such authority and perform such duties as the General Partner may, from time to time, delegate to them and, unless otherwise specified by the General Partner, will have the authority and responsibilities generally held by officers of a Delaware corporation holding the same titles. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the Officers and agents of the Partnership will be fixed from time to time by the General Partner, subject to Section 6.2(a)(i). Any Officer may resign as such at any time. Such resignation will be made in writing and will take effect at the time specified therein, or if no time be specified, at the time of its receipt by the General Partner. Any Officer may be removed as such, either with or without cause, by the General Partner, in its sole discretion. Any vacancy occurring in any office of the Partnership may be filled by the General Partner. The Officers of the Partnership, and their respective titles, as of the Effective Date are set forth on Exhibit C hereto.

6.4.          Annual Budget. The Officers shall be responsible for managing the day to day operations of the Partnership, subject to such limitations and directions as are provided by the General Partner. The Officers will annually prepare and submit to the General Partner the Annual Budget which the General Partner shall revise and otherwise modify in its sole discretion. Any material changes to the Annual Budget shall be made at the direction of, or with the approval by, the General Partner, in each case at the sole discretion of the General Partner. The General Partner shall have the right to revise any then-applicable Annual Budget at any time, in its sole discretion. In furtherance of the foregoing:

(a)           The Annual Budget for the period from the date of this Agreement through December 31, 2016 shall be approved in accordance with Section 6.2(b) (such approved Annual Budget, the “Initial Budget”).

(b)           The Board of Directors shall review each Annual Budget, including the Initial Budget, at least quarterly (or more frequently as determined by the Board of Directors, including upon any proposed project not currently in the Annual Budget requiring capital expenditures in excess of $5,000,000 during the capital year to which such Annual Budget relates) and the Annual Budget shall be amended or modified to reflect any amendments or modifications thereto approved or directed by the General Partner and as so modified or amended shall thereafter constitute the Annual Budget for the remainder of the calendar year to which such Annual Budget relates.

(c)           The Officers shall prepare or cause to be prepared and presented to the Board of Directors not later than December 1 of each calendar year (beginning December 1, 2016 (for calendar year 2017)) a draft Annual Budget for the next succeeding calendar year (the “Proposed Budget”) setting forth the anticipated revenues and expenses (including capital expenditures) of the Partnership for such calendar year in a format consistent with the Initial Budget, and which will include:

(i)            a projected monthly income statements, balance sheets and cash flow statements on a consolidated basis for the calendar year covered by such Proposed Budget and a projected monthly income statement and capital expenditures for each major capital project;

(ii)           estimates of the expenditures covered by the proposed Annual Budget by budget category, in reasonable detail to identify the nature, scope and duration of the activity in question;

(iii)          estimates of the schedule pursuant to which capital costs and expenses included in the Annual Budget are anticipated to be incurred by the Partnership;

(iv)          any other information reasonably requested in writing by the General Partner;

(v)           estimates of revenues and estimated returns on invested capital;

(vi)          progress on capital projects included in prior Annual Budgets, including any shortfalls or overages; and

(vii)         any costs and expenses estimated to be expended due to health, safety, security and environmental issues or any regulatory issues.

(d)           Expenditures in an Annual Budget may extend over more than one calendar year because such expenditures represent activities or operations that require commitments in excess of one calendar year. Once such expenditures have been approved by the General Partner as part of an Annual Budget or included by the General Partner as part of an Annual Budget, unless the General Partner determines otherwise, such expenditures shall not be required to be resubmitted for approval on an annual or other periodic basis, but instead all such items, until completed, automatically shall be included in future Annual Budgets (subject to limits and amounts as previously approved) as items which have already been approved.

(e)           If the General Partner does not approve a Proposed Budget for a calendar year on or prior to the December 20 preceding January 1 of the calendar year to which such Proposed Budget relates, the Officers shall use good faith efforts to prepare or to cause to be prepared a revised Proposed Budget for approval by the General Partner; provided, however, that the General Partner shall have the right to revise the Proposed Budget and to approve the Proposed Budget that it has revised, in each case in its sole discretion. Each Proposed Budget approved hereunder by the General Partner in accordance with this Section 6.4 shall be deemed an “Annual Budget.”

(f)            To the extent that any Proposed Budget is not approved by the General Partner in accordance with this Section 6.4 by the January 1 of the calendar year to which such Proposed Budget relates, then, until a Proposed Budget for such calendar year is approved by the General Partner, the most recent Annual Budget for the prior year shall continue as the Annual Budget for such calendar year; provided, however, that (i) such existing Annual Budget will automatically be adjusted for such Fiscal Year to properly account for actual changes in non-discretionary changes such as taxes, insurance premiums, utility charges, debt service and maintenance and repair costs (including capital expenditures for maintenance and repair costs) and (ii) the budgeted amount of capital expenditures for the General Partner and the Partnership Group (other than capital expenditures for maintenance and repair costs) shall be (A) for the first such Fiscal Year, 80% of the amount budgeted for capital expenditures in such existing Annual Budget and (B) for any Fiscal Year thereafter, until an Annual Budget is approved by the General Partner, zero.

(g)           The Partnership shall not incur capital expenditures in excess of amounts set forth in the Annual Budget without prior approval of the General Partner, provided that the Partnership may expend without General Partner approval up to ten percent (10%) in excess of the authorized amount for any category of capital expenditures during a calendar year (excluding any amounts included in the Annual Budget as line items for contingencies and overruns), such excess expenditures not to exceed in the aggregate ten percent (10%) of the aggregate of the amount for capital expenditures set forth in the Annual Budget for such calendar year. Any variances from the Annual Budget for capital expenditures other than variances for capital expenditures within and not in excess of ten percent (10%) variance permitted herein year shall require the approval of the General Partner, and if so approved, each such variance shall be added to the Annual Budget for such calendar year which, as so amended, shall thereafter be the Annual Budget for such calendar year. The ten percent (10%) variance permitted herein shall be calculated with respect to the original amounts set forth in the Annual Budget or, once amended, the amended amount, provided that no expenditures incurred pursuant to Section 6.4(h) shall be deemed to be included in an Annual Budget for purposes of calculating the ten percent (10%) permitted variance pursuant to this Section 6.4(g), nor shall any such expenditures be considered to be amounts expended in excess of the authorized amount of any Annual Budget for purposes of calculating the ten percent (10%) permitted variance.

(h)           Notwithstanding anything to the contrary in this Agreement, the Partnership is expressly authorized to make Emergency Expenditures and incur liabilities without prior authorization or approval when necessary or advisable, in the judgment of the senior executive Officer, subject to Prudent Industry Practices, to deal with emergencies, including explosions, fires, spills, or any other similar event, which may endanger property, lives, or the environment. The senior executive Officer shall as soon as practicable report to the General Partner the nature of any such emergency which arises, the measures he intends to take in respect of such emergency and the estimated related expenditures.

6.5.          Limitation of Liability; Indemnification.

(a)           Neither the General Partner, any Director, any Organizing Person, any Officer or any officer the General Partner or their respective Affiliates shall be liable in damages to the Partnership or any Partner by reason of, or arising from or relating to the operations, business or affairs of, or any action taken or failure to act on behalf of, the Partnership or the General Partner, except to the extent that any of the foregoing is determined by a final, non-appealable order of a court of competent jurisdiction to have been caused by a willful breach of the terms of this Agreement or the gross negligence or willful misconduct or bad faith of such persons.

(b)           To the maximum extent permitted by applicable law, but subject to the provisions of this Section 6.5, all Indemnitees will not be liable for, and will be indemnified and held harmless by the Partnership against, any and all claims, actions, demands, losses, damages, liabilities, costs, or expenses, including attorney’s fees, court costs, and costs of investigation, actually and reasonably incurred by any such Indemnitee (collectively, “Damages”), arising from proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Director, General Partner, Officer or officer the General Partner, or by reason of its involvement in the management of the affairs of the Partnership or the General Partner, whether or not it continues to be such at the time any such Damage is paid or incurred, except to the extent that any of the foregoing is determined by a final, non-appealable order of a court of competent jurisdiction to have been caused by a willful breach of the terms of this Agreement or the gross negligence or willful misconduct or bad faith of such persons. IT IS THE EXPRESS INTENT OF THE PARTNERSHIP THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY DAMAGE THAT HAS RESULTED FROM OR IS ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT, OR CONCURRENT ORDINARY NEGLIGENCE OF THE INDEMNITEE.

(c)           To the maximum extent permitted by applicable law, expenses incurred by an Indemnitee in defending any proceeding (except a proceeding by or in the right of the Partnership or any of the Partners against such Indemnitee), will be paid by the Partnership in advance of the final disposition of the proceeding, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 6.5 or adjudicated to be ineligible for indemnification, which undertaking will be an unlimited general obligation of the Indemnitee but need not be secured unless so determined by the General Partner.

(d)           The indemnification provided by this Section 6.5 will inure to the benefit of the heirs and personal representatives of each Indemnitee.

(e)           Any indemnification pursuant to this Section 6.5 will be made only out of the assets of the Partnership and will in no event cause any Partner to incur any personal liability nor shall it result in any liability of the Partners to any third party.

(f)            The rights of indemnification provided in this Section 6.5 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract (including, without limitation, advancement of expenses) or as a matter of law. The Partnership hereby acknowledges that the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Partners and certain of their Affiliates (collectively, the “Partner Indemnitors”). The Partnership hereby agrees that (i) the Partnership is the Indemnitor of first resort (i.e., its obligations to the Indemnitees under Sections 6.5(b) and Section 6.5(c) are primary and any obligation of the Partner Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees are secondary), (ii) the Partnership shall be required to advance the full amount of expenses incurred by the Indemnitees and shall be liable for the full amount of all Damages paid in settlement to the extent legally permitted and as required by the terms of Sections 6.5(b) and Section 6.5(c) (or any other agreement between the Partnership and the Indemnitees), without regard to any rights the Indemnitees may have against the Partner Indemnitors, and (iii) the Partnership irrevocably waives, relinquishes and releases the Partner Indemnitors from any and all claims against the Partner Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Partnership further agrees that no advancement or payment by the Partner Indemnitors on behalf of an Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Partnership pursuant to Sections 6.5(b) and Section 6.5(c) shall affect the foregoing and the Partner Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitees against the Partnership. The Partnership agrees that the Partner Indemnitors who are not Partners are express third party beneficiaries of the terms of this Section 6.5.

6.6.          Directors’ and Officers’ Insurance. The Partnership will purchase and maintain key man insurance for the Officers and Director and Officer liability insurance in the amount approved by the General Partner on behalf of any Person who is or was a Director, Partner, Officer or officer of its Subsidiaries against any liability asserted against him or incurred by him in any capacity identified in Section 6.5 or arising out of his status as an Indemnitee, whether or not the Partnership would have the power to indemnify him against that liability under Section 6.5.

6.7.          Limitation of Duties; Waiver of Fiduciary Duties.

(a)           To the fullest extent permitted by applicable law, the Partnership waives all fiduciary duties and all liability of any Partner (in their capacity as a Partner but not in their capacity as Officers of the Partnership, if applicable) for breaches of fiduciary duties; provided, however, that such waiver does not extend to liability for any action or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(b)           In furtherance of and without limiting Section 6.7(a), (i) the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any ventures or activities of the General Partner, the Limited Partners or their respective Affiliates, (ii) none of General Partner, the Limited Partners or their respective Affiliates will have any obligation to the Partnership or its other Partners with respect to any opportunity to expand the Partnership’s business, whether geographically, or otherwise, (iii) the Partnership and each Partner hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any Limited Partner (or its Affiliates) participates or desires or seeks to participate (each, a “Business Opportunity”), (iv) no Limited Partner (or its Affiliates) shall have any obligation to communicate or offer any Business Opportunity to the Partnership or any other Partner, and each may pursue for itself or direct, sell, assign or transfer to any other Person any such Business Opportunity and (v) the General Partner, the Limited Partners and their respective officers, directors, partners, members, managers, stockholders and Affiliates shall be entitled to and may have business interests and activities that are in direct competition with the Partnership or a Partner or that are enhanced by the activities of the Partnership, and neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business venture of the General Partner or any Limited Partner.

(c)           Notwithstanding the foregoing, nothing in this Section 6.7 shall, or is intended to, limit the duties and obligations of Limited Partners who are Officers of the Partnership in their capacity as Officers of the Partnership or otherwise limit the rights, duties and obligations of any Partner or Director expressly set forth in this Agreement.

ARTICLE VII

RIGHTS OF PARTNERS; CONFIDENTIALITY

7.1.          Access to Information. In addition to the other rights specifically set forth in this Agreement, each Partner will have access to all information to which a Partner is entitled to have access pursuant to the Act. The Partnership shall permit each Access Partner, once per calendar quarter, to send representatives to visit and inspect any of the properties of the Partnership, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss all aspects of the Partnership’s business, affairs, finances, and accounts with the Partnership’s officers and its independent public accountants, all at such reasonable times during the Partnership’s usual business hours and as often as any such Access Partner may reasonably request; provided, however, that the Partnership shall not be obligated pursuant to this Section 7.1 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the General Partner) or the disclosure of which would adversely affect the attorney-client privilege between the Partnership and its counsel.

7.2.          Financial Reports. The Partnership shall furnish all of the following to each Access Partner (in the case of the Lenders, to the Class A-II Representative who shall furnish it to the Lenders within five (5) Business after receipt):

(a)           Within thirty-five (35) days after the end of each month, (i) an operating report with key operating metrics as reasonably determined by the General Partner, (ii) an unaudited consolidated balance sheet and unaudited related statement of income and statement of cash flows for such month prepared on a consistent internal basis (without footnotes) and other disclosures that would be required for a presentation in accordance with generally accepted accounting principles as applied in the United States (“GAAP”), together with a comparison of such statements to the Annual Budget for such periods and (iii) a written report by the Partnership’s management describing the results of operations of the Partnership, including any applicable qualitative analysis comparing the Partnership’s performance with prior periods, for such month;

(b)           Within forty-five (45) days after the end of each quarter: (i) an unaudited consolidated balance sheet as of the end of such quarter and unaudited related income statement and statement of cash flows for such quarter including any footnotes thereto (if any) prepared in accordance with GAAP, consistently applied, together with a comparison of such statements to the Annual Budget for such periods; and (ii) a written report by the Partnership’s management describing the results of operations of the Partnership, including any applicable qualitative analysis comparing the Partnership’s performance with prior periods, for such quarter;

(c)           Within one hundred twenty (120) days after the end of each Fiscal Year: (i) an audited consolidated balance sheet as of the end of such Fiscal Year and the related consolidated income statement, statement of Partners’ equity and statement of cash flows for such Fiscal Year prepared in accordance with GAAP and a signed audit letter from the Partnership’s auditors; and (ii) a copy of the reports from the Partnership’s auditors pursuant to Statements of Auditing Standards 112 and 114 for such Fiscal Year;

(d)           Promptly after the occurrence of any event that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, condition, assets, liabilities, employees, prospects, financial condition or capitalization of the Partnership, notice of such event together with a summary describing the nature of the event and its impact on the Partnership; and

(e)           Any other information that any Access Partner (in the case of the Lenders, by request made to the Class A-II Representative who shall deliver such request to the General Partner) may reasonably request.

7.3.          Audits. So long as long as any Access Partner is a Partner and, together with its Affiliates, holds a Class A Sharing Percentage that is equal to or greater than ten percent (10%), such Access Partner shall have the right to conduct, or cause to be conducted, audits of the books and records of the Partnership and to consult with and advise management of the Partnership, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Partnership; provided that any individual Access Partner may only request one (1) such audit during any twelve (12) month period (provided that the Lenders shall be treated collectively as a single Access Partner and may only exercise all rights and communications related thereto by written notice from Lenders holding a majority in interest of the Class A-II Units to the Class A-II Representative who shall deliver such written notice to the General Partner). The expenses of such audits shall be borne by the requesting Access Partner. No other Partner in its capacity as a Partner will have the right to conduct, or cause to be conducted, an audit of the books and records of the Partnership.

7.4.          Confidentiality.

(a)           The contents and terms of this Agreement and the other information protected under this Section 7.4 are the product of, or were obtained by, the substantial work and expense of, and consist of trade secrets, and commercial or financial information the disclosure of which would cause substantial competitive harm to, the General Partner and its Affiliates. No Limited Partner shall disclose to any Person any information related to the General Partner, the Partnership, or any subsidiary of the Partnership, or any of their respective Affiliates, in each case, that is not publicly available (or that is publicly available as a result of a disclosure by such Limited Partner or any director, employee, officer, legal, financial or tax advisor of such Limited Partner in violation of this Section 7.4); provided, however, that nothing contained herein shall prevent any Limited Partner from furnishing (i) any required information to any governmental regulatory agency, self-regulating body or in connection with any judicial, governmental or other regulatory proceeding or as otherwise required by law (provided that any disclosure that is either (A) not to a governmental regulatory agency or (B) not on a confidential basis, shall require prior written notice thereof to the General Partner) or (ii) any information, so long as such disclosure is for a bona fide business purpose of such Limited Partner, to directors, officers, employees and legal, financial and tax advisors of such Limited Partner who are informed of the confidential nature of the information and who agree to be bound by the provisions of this Section 7.4, and each Limited Partner agrees to be bound hereby. Without limitation of the foregoing, each Limited Partner acknowledges that notices and reports to such Limited Partner hereunder may contain material non-public information concerning, among other things, the Partnership or any of its subsidiaries, and agrees not to use such information other than in connection with monitoring its investment in the Partnership and agrees, in that regard, not to trade in securities on the basis of any such information. Furthermore, the Partners hereby acknowledge that pursuant to Section 17-305(f) of the Act the rights of a Limited Partner to obtain information from the Partnership shall be limited to only those rights provided for in this Agreement, and that any other rights provided under Section 17-305(a) of the Act shall not be available to the Limited Partners or applicable to the Partnership.

(b)           In order to preserve the confidentiality of certain information disseminated by the General Partner or the Partnership under this Agreement that a Limited Partner that is subject to FOIA or any Limited Partner that has one or more equity owners that are subject to FOIA (any such Limited Partner, a “FOIA Limited Partner”) is entitled to receive pursuant to the provisions of this Agreement, including quarterly, annual and other reports (other than Schedule K-1s) and any information provided at meetings of the Limited Partners, the General Partner may (i) provide to such FOIA Limited Partner access to such information only on the Partnership’s website in password protected, non-downloadable, non-printable format or (ii) unless prohibited by law, require such FOIA Limited Partner to return any copies of information provided to it by the General Partner or the Partnership (including any subsequent copies made by such Limited Partner).

(c)           Each Limited Partner shall promptly notify the General Partner if at any time such Limited Partner is or becomes subject to Section 552(a) of Title 5 of the United States Code (commonly known as the “Freedom of Information Act”) or any public disclosure law, rule or regulation of any governmental or non-governmental entity that could require similar or broader public disclosure of confidential information provided to such Limited Partner (collectively such laws, rules or regulations, “FOIA”). To the extent that any such Limited Partner receives a request for public disclosure of any confidential Partnership information provided to it, such Limited Partner agrees that: (i) it shall use its reasonable best efforts to (A) promptly notify the General Partner of such disclosure request and promptly provide the General Partner with a copy of such disclosure request or a detailed summary of the information being requested, (B) inform the General Partner of the timing for responding to such disclosure request, and (C) consult with the General Partner regarding the response to such disclosure request; (ii) it shall use commercially reasonable efforts to oppose and prevent the requested disclosure unless such Limited Partner is advised by counsel that there exists no reasonable basis on which to oppose such disclosure; and (iii) notwithstanding any other provision of this Agreement, the General Partner may, to the fullest extent permitted by law, in order to prevent any such potential disclosure that the General Partner determines in good faith is likely to occur, withhold all or any part of the information otherwise to be provided to such Limited Partner; provided, however, that the General Partner shall not withhold any such information if such Limited Partner confirms in writing to the General Partner, based upon advice of counsel, that compliance with the procedures in Section 7.4(b) is legally sufficient to prevent such potential disclosure.

(d)           The obligations and undertakings of each Limited Partner under this Section 7.4 shall be continuing and shall survive termination of the Partnership and this Agreement. Any restriction or obligation imposed on a Limited Partner pursuant to this Section 7.4 may be waived by the General Partner in its discretion. Any such waiver or modification by the General Partner shall not constitute a breach of this Agreement or of any duty stated or implied in law or in equity to any Limited Partner, regardless of whether different agreements are reached with different Limited Partners.

(e)           The parties hereto agree that irreparable damage would occur if the provisions of this Section 7.4 were breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Section 7.4 and to enforce specifically the terms and provisions hereof in any federal, state or foreign court having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

(f)            Notwithstanding the foregoing or Section 7.5, each Class A Limited Partner may provide information regarding the General Partner, the Partnership, their Subsidiaries, this Agreement, and the assets, operations and financial information and business plans regarding the General Partner, the Partnership and their Subsidiaries to (i) their respective legal, financial and accounting advisors, (ii) their respective members, partners, managers, and officers and the members, partners, managers, and officers of their Affiliates who control them and (iii) potential purchasers or participants, directly or indirectly thru such Person or an Affiliate of such Person, of Units, provided any such potential purchaser or participant executes a confidentiality agreement with the General Partner in form and substance reasonably satisfactory to the directors of the General Partner that are appointed by the members of the General Partner other than the Partner requesting to share such information (which consent shall not be unreasonably withheld, conditioned or delayed).

7.5.          Press Releases. Neither the Partnership, any Partner or its Affiliates, shall issue, or authorize to be issued, any press release, interview, article or other media release (including an internet posting, web blog or other electronic publication) that makes reference to this Agreement or the transactions contemplated herein or any Partner, in each case without the consent of each Partner; provided, however, that any Partner or its Affiliates shall be permitted, in any tombstone or similar document and in any media format, to reference the General Partner and the Partnership and their Subsidiaries and provide a general description of the nature of the transaction.

7.6.          Reimbursement of Expenses. The Partnership shall reimburse any Director appointed by a Designating Party for his or her reasonable and documented out-of-pocket expenses incurred in the performance of his or her duties as a Director.

ARTICLE VIII

TAXES

8.1.          Tax Returns. The General Partner will cause to be prepared and filed all necessary U.S. federal, state and local income tax returns for the Partnership and the General Partner will select a nationally recognized accounting firm to prepare the Partnership’s federal and state income tax returns. Each Partner will furnish to the General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable the Partnership’s income tax returns to be prepared and filed. The Partnership shall furnish to each Partner an estimated IRS Form K-1 and any similar state or local tax forms with respect to such Partner no later than the March 1 (or if the “remedial allocation method” is elected pursuant to Section 5.3(c)(ii) as soon as such forms are reasonably available) following each Tax Year and a final IRS Form K-1 and state and local tax forms with respect to such Partner no later than the March 15th (or if the “remedial allocation method” is elected pursuant to Section 5.3(c)(ii) as soon as such forms are reasonably available) following each Tax Year. The Partnership will furnish to each Class A Limited Partner copies of all returns that are actually filed, promptly after their filing. All costs associated with the General Partner’s obligations under this Section 8.1 shall be borne by the Partnership.

8.2.          Tax Elections.

(a)           Elections by Partnership. Unless otherwise required by applicable law, the Partnership will make the following elections in the appropriate manner:

(i)            to adopt the Tax Year of the Partnership set forth in Section 2.6;

(ii)           to adopt the accrual method of accounting; and

(iii)          to elect to amortize the start-up expenses of the Partnership under Code Section 195 ratably over a period of 180 months as permitted by Code Section 709(b).

(b)           Elections by Partners. If any Partner makes any tax election that requires the Partnership to furnish information to such Partner to enable such Partner to compute its own tax liability, or requires the Partnership to file any tax return or report with any tax authority, in either case that would not be required in the absence of such election made by such Partner, the General Partner may, as a condition to furnishing such information or filing of such return or report, require such Partner to pay to the Partnership any incremental expenses incurred in connection therewith.

8.3.          Tax Characterization of the Partnership. It is the intent of the Partners that the Partnership be treated as a partnership for U.S. federal income tax purposes and, to the extent permitted by applicable law, for state and local franchise and income tax purposes. Except in connection with a conversion of the Partnership as part of a Liquidity Event as contemplated by Section 3.11, neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state or local law or to be treated as a corporation, and no provision of this Agreement will be construed to sanction or approve such an election.

8.4.          Tax Matters Representative. Subject to the following sentence, the General Partner is hereby designated as the tax matters partner, partnership representative or any similar role, as applicable, within the meaning of the Code and applicable state, local or non-U.S. tax law (“Tax Matters Representative”). Expenses incurred by the General Partner as the Tax Matters Representative or in a similar capacity as set forth in this Section 8.4 shall be borne by the Partnership. Such expenses shall include fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs. Any decisions made by the Tax Matters Representative, including whether or not to settle or contest any tax matter, whether or not to extend the period of limitations for the assessment or collection of any tax and the choice of forum for such contest, shall be made in the Tax Matters Representative’s discretion, subject to the proviso contained in the second sentence of this Section 8.4. Notwithstanding anything to the contrary in this Section 8.4, (a) the Tax Matters Representative shall not bind any Partner to a settlement agreement without the written consent of such Partner or enter into any extension of the period of limitations for making assessments with respect to the Partnership or any Partner without the prior consent of the Partners that would be bound by such extension and (b) each Class A Limited Partner shall be designated a notice partner under Code Section 6231 and shall have the rights of a notice partner granted pursuant to Code Section 6221 through 6223, or, for Tax Years for which the concept of a notice partner does not apply, the Tax Matters Representative shall keep each Class A Limited Partner reasonably informed of the conduct of any audit, including providing copies of all written correspondence, and shall consider in good faith any suggestions from such Class A Limited Partners, provided that, in the case of this clause (b), any rights of, or communications to, any holder of Class A-II Units shall only be exercised by written notice to, or required to be delivered to, as applicable, the Class A-II Representative who shall deliver any such written notice or communication to the holders of the Class A-II Units or the General Partner, as applicable.

8.5.          Tax Information. Each Partner shall provide the Partnership with any information related to such Partner necessary to (a) allow the Partnership to comply with any tax reporting, tax withholding or tax payment obligations of the Partnership and (b) establish the Partnership’s legal entitlement to an exemption from, or reduction of, withholding tax, including U.S. federal withholding tax under Code Sections 1471 and 1472. The Partnership shall take commercially reasonable efforts to enable any Partner to claim an exclusion under Code Section 108(c) (including providing any consent requested of the Partnership or requesting any consent required to be requested under Treasury Regulations Section 1.1017-1(g)) for any cancellation of indebtedness income realized in connection with such Partner’s interest in the Partnership (including income realized on or prior to the Effective Date), and shall timely provide such Partners with information reasonably requested by such Partners in connection with claiming such exclusion.

ARTICLE IX

BOOKS, RECORDS, AND BANK ACCOUNTS

9.1.          Maintenance of Books and Records. The books of account for the Partnership and other records of the Partnership will be located at the principal office of the Partnership or such other place as the General Partner may deem appropriate, and will be maintained on an accrual basis in accordance with the terms of this Agreement, except that the Capital Accounts of the Partners will be maintained in accordance with Section 4.4.

9.2.          Bank Accounts. The General Partner will cause the Partnership to establish and maintain one or more separate bank or investment accounts for Partnership funds in the Partnership name with such financial institutions and firms as the General Partner may select and with such signatories thereon as the General Partner may designate.

ARTICLE X

DISSOLUTION, LIQUIDATION, TERMINATION AND CONVERSION

10.1.        Dissolution. The Partnership will dissolve and its affairs will be wound up upon the first to occur of either of the following (each, a “Liquidation Event”):

(a)           the approval of such dissolution by the General Partner in accordance with Section 7.11(b) of the GP Agreement; or

(b)           the occurrence of any other event causing dissolution of the Partnership under the Act;

provided, however, that, upon dissolution pursuant to clause (b) of this Section 10.1, any or all of the remaining Partners may elect to continue the business of the Partnership within ninety (90) days of the occurrence of the event causing such dissolution. The death, resignation, withdrawal, Bankruptcy, insolvency or expulsion of any Partner will not dissolve the Partnership.

10.2.        Liquidation and Termination. On dissolution of the Partnership, the General Partner may appoint one or more Persons as liquidator(s). The liquidator will proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein. The costs of liquidation will be borne as a Partnership expense. Until final distribution, the liquidator will continue to operate the Partnership properties with all of the power and authority of the Partners. The steps to be accomplished by the liquidator are as follows:

(a)           as promptly as possible after dissolution and again after final liquidation, the liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)           the liquidator will pay from Partnership funds all of the debts and liabilities of the Partnership (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c)           the Partnership will dispose of all remaining assets as follows:

(i)            the liquidator may sell any or all Partnership property, and any resulting gain or loss from each sale will be computed and allocated to the Partners pursuant to Section 5.3;

(ii)           with respect to all Partnership property that has not been sold, the Fair Market Value of that property will be determined and the Capital Accounts of the Partners will be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in that property that has not been reflected in the Capital Accounts previously would be allocated among the Partners if there were a taxable Transfer of that property for the Fair Market Value of that property on the date of distribution;

(iii)          thereafter, Partnership property will be distributed among the Partners in accordance with Section 5.1. All distributions made pursuant to this Section 10.2(c)(iii) will be made by the end of such taxable year (or, if later, within ninety (90) days after the date of such liquidation).

(d)           All distributions in kind to the Partners will be made subject to the liability of each distributee for its allocable share of costs, expenses and liabilities theretofore incurred or for which the Partnership has committed prior to the date of termination and those costs, expenses and liabilities will be allocated to the distributee pursuant to this Section 10.2.

10.3.        Cancellation of Filing. On completion of the distribution of Partnership assets as provided herein, the Partnership will be terminated, and the General Partner (or such other Person or Persons as may be required) will cause the cancellation of any other filings made as provided in Section 2.7 and will take such other actions as may be necessary to terminate the Partnership.

ARTICLE XI

GENERAL PROVISIONS

11.1.        Offset. Whenever the Partnership is to pay any sum to any Partner, any amounts such Partner owes the Partnership may be deducted from that sum before payment.

11.2.        Notices. All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing (except as otherwise provided in Section 11.14) and will be given (a) by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, (b) by depositing such writing with a reputable overnight courier for next day delivery, (c) by delivering such writing to the recipient in person, by courier or (d) by facsimile transmission. A notice, request or consent given under this Agreement will be effective on receipt by the Person to receive it. All notices, requests and consents to be sent to a Partner will be sent to or made at the addresses given for that Partner on the list attached hereto as Exhibit A or such other address as that Partner may specify by notice to the other Partners. Any notice, request or consent to the Partnership also will be given to each Partner. Notwithstanding the foregoing, any notices, requests or consents provided for or permitted to be given (i) to any holder of Class A-II Units under this Agreement or (ii) by any holder of Class A-II Units to any party pursuant to this Agreement shall be given to the Class A-II Representative who shall deliver such notices, requests or consents to the intended recipient within five (5) Business Days of receipt thereof.

11.3.        Entire Agreement; Supersedure. This Agreement, together with its Exhibits and the agreements entered into in connection herewith (including the Restructuring Documents), constitutes the entire agreement of the Partners relating to the Partnership and supersedes all prior contracts or agreements with respect to the Partnership, whether oral or written. Notwithstanding any other provision of this Agreement, the Partnership may enter into agreements or other writings with any Partner in respect of the Units of such Partner, and the rights of the Partnership and obligations of such Partner set forth in any such agreement or writing may establish rights in favor of the Partnership or limit the rights of such Partner notwithstanding any other provision of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Partners and their respective successors, personal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

11.4.        Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.

11.5.        Amendment or Modification. Subject to Section 6.2(a)(x) and except as otherwise provided herein, this Agreement may be amended or modified from time to time only by a written instrument that is adopted by the General Partner; provided, however, that in no event shall this Agreement be amended, supplemented, or otherwise modified (a) to require any Partner to make a Capital Contribution to the Partnership without that Partner’s prior written consent, (b) in a manner that would adversely affect any Partner’s rights under Article III, Sections 4.1(d), 4.2, 4.4, 5.1, 5.2, 5.3, 6.2, 6.5, 6.7, 10.1, 10.2(c)(ii), 10.2(c)(iii), 11.7, 11.8, 11.9, 11.16 or this Section 11.5, without such Partner’s prior written consent or (c) in any manner not previously described in subclauses (a) or (b) that would adversely affect any Partner’s rights under this Agreement in a disproportionate or discriminatory manner (as compared to any other Partner), without such Partner’s prior written consent. Notwithstanding anything herein to the contrary, (i) no Partner approval is required for any amendment made by the General Partner to Exhibit A in accordance with Section 3.1, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Class A-II Representative, affect the rights or duties of the Class A-II Representative under this Agreement (including Exhibit F), (iii) Section 11.16 and Exhibit F may be amended, supplemented or otherwise modified in any manner that does not materially adversely affect the rights of the holders of the Class A-II Units (unless approved unanimously by the Board) from time to time by a written instrument executed only by the General Partner and the Class A-II Representative and (iv) the fee letter referred to in Section 7.1 of Exhibit F may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

11.6.        Binding Effect. Subject to the restrictions on Transfer set forth in this Agreement, this Agreement will be binding on and inure to the benefit of the Partners and their respective heirs, legal representatives, trustees, successors, and assigns.

11.7.        Governing Law; Severability. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

11.8.        Consent to Jurisdiction; Waiver of Jury Trial. THE PARTNERSHIP AND THE PARTIES HERETO VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN DALLAS COUNTY, TEXAS, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES OR THE PARTNERSHIP AND THE PARTIES ARISING OUT OF THIS AGREEMENT, IN EACH CASE OTHER THAN A DISPUTE SUBJECT TO SECTION 11.9, AND THE PARTNERSHIP AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTNERSHIP AND THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. THE PARTNERSHIP AND EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

11.9.        Dispute Resolution.

(a)           Any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, arising out of, connected with, or relating in any way to the Partnership, its business or to this Agreement or the obligations of the parties hereunder, including without limitation, any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (in each case, a “Dispute”), other than disputes as to any determination of Fair Market Value (which shall be resolved exclusively as provided in Section 3.13) or fair market value of Units under Section 3.10 (which shall be resolved exclusively as provided in Section 3.10(b)) shall be resolved solely and exclusively in accordance with the procedures specified in this Section 11.9. The parties shall attempt in good faith to settle any Dispute by mutual discussions within thirty (30) days after the date that one party gives notice to the other parties of such a Dispute. If the Dispute is not resolved within such thirty (30) day period, any party may refer the Dispute to arbitration and the Dispute shall be finally settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect (the “Rules”), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in Dallas, Texas, and presided over by three arbitrators. The party giving notice of the Dispute shall appoint one arbitrator, and the other parties to the Dispute shall appoint one arbitrator. The two appointed arbitrators shall together appoint a third arbitrator. If the appointed arbitrators fail to appoint the third arbitrator within thirty (30) days after their appointment, then the third arbitrator shall be selected in accordance with the Rules. The parties to such Dispute and the Partnership shall execute such engagement and indemnity agreements as the arbitrators shall require. Notwithstanding this agreement to arbitrate Disputes, any party to a Dispute may apply to a court sitting on Dallas, Texas, for temporary restraining orders, temporary injunctive relief or other interim measures pending arbitration. No court other than a court sitting in Dallas, Texas, shall have authority or jurisdiction to enter temporary restraining orders, temporary injunctive relief or other interim orders pending arbitration, and no party to a Dispute shall make any application for interim orders to any court other than a court sitting in Dallas, Texas. The arbitrators shall award costs, attorneys’ fees and expert witness fees to the prevailing party or parties. The arbitrators may not award indirect, consequential, special or punitive damages, and recovery of any such damages in any Dispute is hereby waived. The award rendered by the arbitrators shall be final and binding, subject only to grounds and procedures for vacating or modifying the award under the Federal Arbitration Act, 9 U.S.C. §§ 1 et. seq.

(b)           To the extent that any party hereto (including assignees of any party’s rights or obligations under this Agreement) may be entitled, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, from suit, from the jurisdiction of any court, from an interlocutory order or injunction or the enforcement of the same against its property in such court, from attachment prior to judgment, from attachment in aid of execution of an arbitral award or judgment (interlocutory or final), or from any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), each party hereto hereby irrevocably agrees not to claim, and hereby irrevocably waives, such immunity.

(c)           This agreement to arbitrate shall be binding upon the successors, assignees and any trustee or receiver of any party.

11.10.      Further Assurances. In connection with this Agreement and the transactions contemplated thereby, each Partner will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

11.11.      Waiver of Certain Rights. To the maximum extent permitted by applicable law, each Partner irrevocably waives any right it might have to maintain any action for dissolution of the Partnership, or to maintain any action for partition of the property of the Partnership.

11.12.      Title to Partnership Property. All assets shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property.

11.13.      Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument.

11.14.      Electronic Transmissions. Each of the parties hereto agrees that (a) any consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such consent or document shall be considered to have the same binding and legal effect as an original document and (c) at the request of any party hereto, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant party or parties in its original form. Each of the parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

11.15.      Aggregation of Interests. For the purposes of determining any rights, benefits or entitlements under this Agreement that are based, in whole or in part, on ownership of Units, a Partner shall be entitled to aggregate all Interests owned by such Partner and its Affiliates in determining the aggregate ownership of Units hereunder.

11.16.      Class A-II Representative.

(a)           Upon execution and delivery by the Class A-II Representative of an Appointment Agreement among the Partnership, the General Partner and the Class A-II Representative together with a Joinder to this Agreement (collectively, the “Appointment Agreement and Joinder”) , the General Partner shall be deemed to have appointed the Class A-II Representative to act in such capacity and the Class A-II Representative shall be deemed to have accepted such appointment. Each holder of a Class A-II Unit hereby agrees that the Class A-II Representative may (and is authorized to) take certain actions under Sections 3.5(b), 3.7(f), 3.8(d), 4.1(d)(v), 5.1, 5.2, 7.2, 7.3, 8.4 and 11.2 of this Agreement and Exhibit F attached hereto and the Appointment Agreement and Joinder on behalf of the General Partner and may exercise all rights provided to the Class A-II Representative herein and therein.

(b)           The Partners shall be entitled to deal exclusively with the Class A-II Representative with respect to all matters arising under Sections 3.5(b), 3.7(f), 3.8(d), 4.1(d)(v), 5.1, 5.2, 7.2, 7.3, 8.4 and 11.2 of this Agreement and Exhibit F attached hereto as expressly authorized to be within the purview of the Class A-II Representative, including the delivery of notices and the notification with regard to the exercise or waiver of certain rights and obligations of the holders of Class A-II Units. The Partners shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Class A-II Representative with respect to such matters without independent investigation. The General Partner shall make available (or cause to be made available) to the Class A-II Representative, upon request, the identity, holdings and notice information of each Class A-II Unit holder.

(c)           In the event any amounts required to be paid to any Class A-II Representative Indemnitee pursuant to Section 7.2 of Exhibit F in connection with, as a result of or arising out of any claim, demand, proceeding or litigation asserted by any Asserting Party against any Class A-II Representative Indemnitee are owed by the Partnership, such amounts shall be paid by the Asserting Party or (if not paid by the Asserting Party) paid by the Partnership and immediately reimbursed by the Asserting Party and otherwise subject to the provisions of Section 5.1(g) of the Agreement.

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